UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
A. M. CASTLE & CO.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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A. M. CASTLE & CO.

Notice of Annual Meeting of Stockholders and 2014 Proxy Statement

Your vote is important
Please vote by using the Internet, the telephone,
or by signing, dating and returning the enclosed proxy card.

A. M. CASTLE & CO.

Brian P. Anderson
Chairman of the Board

March 14, 2014

Dear Stockholder of A. M. Castle & Co.:

You are cordially invited to attend our 2014 Annual Meeting of Stockholders of A. M. Castle & Co. (“Castle”), which will be held on Thursday, April 24, 2014, at 10:00 a.m., Central Daylight Time, at our offices at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523.
We are using the Internet as our primary method of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.
Your vote is important. Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your shares are represented at the annual meeting.

Thank you for your continued interest in Castle.

Sincerely,

Brian P. Anderson
Chairman of the Board

A. M. CASTLE & CO.
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

THURSDAY, APRIL 24, 2014
A.M. Castle & Co. Corporate Headquarters
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523

NOTICE IS HEREBY GIVEN that the 2014 annual meeting of stockholders (the “Annual Meeting”) of A. M. Castle & Co., a Maryland corporation (“Castle” or the “Company”), will be held at the Company’s offices at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523 on Thursday, April 24, 2014, at 10:00 a.m., Central Daylight Time, for the purposes of considering and voting upon the following:

1.	Election of Class I directors;

2.	To approve the Company's executive compensation;

3.	To ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	To conduct any other business that may properly come before the Annual Meeting.

The Board of Directors (the “Board”) of the Company has fixed the close of business on March 3, 2014, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) instead of a paper copy of our proxy materials. The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. This approach provides increased flexibility and timeliness with respect to the manner in which stockholders receive the information, while lowering our costs of delivery and reducing the environmental impact of printing paper copies.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or, if you receive printed proxy materials, by mailing a proxy card. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail. If for any reason you should decide to revoke your proxy, you may do so at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,
Jeffrey S. Torf
Vice President, Interim General Counsel and Secretary
Oak Brook, IL
March 14, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on April 24, 2014: The Proxy Statement and Annual Report are available at www.proxyvote.com

Nonqualified Deferred Compensation	44
Potential Payments Upon Termination or Change-in-Control	45
Equity Compensation Plan Information	50
AVAILABILITY OF FORM 10-K AND ANNUAL REPORT	51
STOCKHOLDER PROPOSALS	51

A. M. CASTLE & CO.
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523

PROXY STATEMENT
2014 ANNUAL MEETING OF STOCKHOLDERS

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS
Q: Why am I receiving these proxy materials?	Q: Who can vote at the Annual Meeting?
A: Our Board of Directors has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at our Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in the Proxy Statement.

A: You are entitled to vote at the Annual Meeting if you owned shares of A.M. Castle & Co. common stock at the close of business on March 3, 2014, which is referred to as the “record date”. A list of registered stockholders entitled to vote at the meeting will be available at A.M. Castle’s offices, 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, during the 10 days prior to the meeting and also at the meeting.

Q: What is included in these materials?	Q: What is the quorum for the meeting?

A: These proxy materials include:
•this proxy statement for the Annual Meeting; and
•our Annual Report for the fiscal year ended December 31, 2013.
If you received printed versions of these materials by mail, these materials also include the proxy card and voting instructions for the Annual meeting.

A: We can conduct business at the Annual Meeting if the holders of a majority of the outstanding shares held on the record date are present either in person or by proxy. As of the record date, 23,438,988 shares of A.M. Castle & Co. common stock were issued and outstanding.

Q: Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?	Q: How does the Board recommend that I vote?

A: In accordance with the Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to selected stockholders by provided access to these documents over the Internet. Accordingly, on March 14, 2014, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders. These stockholders have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of our Annual Meeting.

A: Our Board recommends that you vote your shares as follows:
“FOR” the election of each of the Class I directors named in this Proxy statement to hold office until the 2017 Annual Meeting of Stockholders and until their respective successors are elected and qualified;
“FOR”, a proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement; and
 “FOR” the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accountants for the fiscal year ending December 31, 2014.

GENERAL INFORMATION

The Board of Directors (“Board”) of A. M. Castle & Co. (“Castle” or the “Company”) is soliciting the enclosed proxy for use at our 2014 Annual Meeting of stockholders and any adjournments or postponements thereof (the “Annual Meeting”). As of the close of business on March 3, 2014, the record date established for determining the stockholders entitled to notice of and to vote at the Annual Meeting, there were 23,438,988 outstanding shares of the Company’s common stock. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Annual Meeting. If you are a participant in any of the Company’s 401(k) or employee benefit plans, your proxy card will represent the number of shares allocated to your account under the plans and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted.

On or about March 14, 2014, a full set of proxy materials, including a copy of the proxy statement, the annual report and a proxy card, was first sent or made available to our stockholders of record.

Solicitation Costs

All of the expenses involved in preparing, assembling and mailing this proxy statement and the material enclosed herewith will be paid by the Company, including, upon request, expenses incurred in forwarding proxies and proxy statements to beneficial owners of stock held in the name of another. The Company has retained Alliance Advisors to assist in the solicitation of proxies. Alliance Advisors’ fees are estimated to be $11,000, plus out-of-pocket expenses, to assist with the solicitation. Officers, directors and employees of the Company may also solicit proxies from certain stockholders; however, no additional compensation will be paid to those individuals for these activities.

Voting Securities
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shares that are present and entitled to vote on any of the proposals to be considered at the Annual Meeting will be considered to be present at the Annual Meeting for purposes of establishing the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will also be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.
If your shares are held in street name, your shares may be voted in certain instances even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. We believe that only Proposal 3 (ratification of appointment of independent auditors) will be considered a routine matter for this meeting. As a result, your broker is permitted to vote your shares on that proposal at its discretion if it does not receive instruction from you. All proposals that stockholders will consider at the Annual Meeting, other than Proposal 3, are non-routine matters and if a beneficial owner of the shares has not provided voting instructions to the brokerage firm with respect to the proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.
With respect to Proposal 1, Directors are elected by a plurality of the votes cast, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. You may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees, or “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the results of the vote. Each director chosen in this manner will hold office for a term expiring at the 2017 annual meeting of stockholders and until his or her successor is duly elected and qualified.
Under our Corporate Governance Guidelines, any director failing to receive a majority of the votes cast must offer to resign following the certification of the stockholder vote. The Board must act on the offer of resignation within 90 days of the certification of stockholder vote and publicly disclose its decision. For purposes of this provision of our Corporate Governance Guidelines, only votes “FOR” or “WITHHELD” from a given candidate will be counted as votes cast. Abstentions and broker non-votes will not count.
The proposal to approve our executive compensation (Proposal 2) represents an advisory vote and the results will not be binding on the Board or the Company. The affirmative vote of a majority of all of the shares cast at the Annual Meeting will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. For purposes of this advisory vote (sometimes referred to as a “say-on-pay” proposal), abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote.

The affirmative vote of the majority of all of the votes cast at the Annual Meeting is required for the adoption of the proposal to ratify the appointment of independent auditor (Proposal 3); accordingly, abstentions will not be counted as votes cast and will have no effect on the results of the vote.
All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy (other than broker non-votes), the shares represented by that proxy will be voted as recommended by the Board.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with the Company’s Corporate Secretary, at or before taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares. A proxy may also be revoked by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

Householding of Proxy Materials

The U.S. Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523. Stockholders who currently receive multiple copies of their proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Internet Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. As more fully described in the Notice of Internet Availability of Proxy Materials, stockholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

PROPOSAL 1: ELECTION OF CLASS I DIRECTORS
Our Board is divided into three classes, each of which is elected for a three-year term, with the term of Class I Directors expiring at the Annual Meeting of Stockholders to be held in 2014, the term of Class II Directors expiring at the Annual Meeting of Stockholders to be held in 2015 and the term of Class III Directors expiring at the Annual Meeting of Stockholders to be held in 2016.

The authorized number of directors is currently set at nine. Three seats on the Board, currently held by Terrence J. Keating, James D. Kelly and John McCartney, have been designated as Class I Board seats, with the directors’ term expiring as of the 2014 Annual Meeting.

Terrence J. Keating, James D. Kelly and John McCartney have been nominated to serve as Class I Directors. If elected at the Annual Meeting, each of the three nominees would serve until the 2017 Annual Meeting and until his successor is duly elected and qualified. All nominees are currently members of our Board.

If any of the nominees unexpectedly becomes unavailable for election, proxy holders may vote for a substitute nominee designated by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

The following information is given as of the date of this proxy statement for each individual who has been recommended for election by the Board. All of our director nominees bring to our Board a wealth of leadership experience and have demonstrated business acumen and an ability to exercise sound business judgment. They also bring extensive Board experience. In addition, we believe all of our director nominees have a reputation for integrity, honesty and adherence to the highest ethical standards. The biographies of each of the director nominees is set forth below and includes the name of each nominee, the year in which each nominee first became a director of the Company, the nominee’s age, business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and individual experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company. We have also included similar information for each person whose term of office as director will continue after the Annual Meeting.

The Board recommends a vote “FOR” each of the nominees for Class I Directors presented in Proposal 1.

Nominees for Election as Class I Directors - Terms to Expire in 2017

Terrence J. Keating	Director since 2007	Age 64

Chairman of Accuride Corporation, a manufacturer of steel and forged aluminum wheels for vehicles, from 2007 to 2009. Mr. Keating served as Chief Executive Officer of Accuride from 2002 to 2007; and was President from 2002 to 2007. Mr. Keating served as a director of Accuride from 2002 to 2009. He is also a director of Dana Holding Corporation since 2008.

Mr. Keating’s service as Chief Executive Officer of Accuride Corporation provides the Board a perspective of someone with all facets of a worldwide business, including executive experience leading public company operations and strategic planning. He also has experience overseeing financial reporting and through his service on the board of Dana Holding Corporation, has valuable experience in governance and audit issues.

James D. Kelly	Director since 2010	Age 61

Retired Vice President - Enterprise Initiatives for Cummins Inc., a global manufacturer and distributor of engines and related technologies, a position he held from March 2010 to September 2010. Previously, Mr. Kelly served as the President, Engine Business and as a Vice President for Cummins Inc. from 2005 to 2010. Between 1976 and 1988, and following 1989, Mr. Kelly was employed by Cummins in a variety of positions of increasing responsibility including, most recently, the Vice President and General Manager - Mid Range Engine Business between 2001 and 2004, and the Vice President and General Manager - Mid Range and Heavy Duty Engine Business from 2004 through 2005. Mr. Kelly served as a director of Cummins India Limited from 2009 to August 2013. He is also a director of Wabash National Corporation since 2006.

Mr. Kelly’s service as President, Engine Business and Vice President, Cummins, Inc. brings to the Board senior executive experience leading a worldwide business, including sales and operational expertise. Through his service on the board of Wabash National Corporation he also has valuable experience in governance and executive compensation matters.

John McCartney	Director since 1998	Age 61

Non-executive Chairman of the Board of the Company from 2007 to 2010. Mr. McCartney is a director of Huron Consulting Group Inc. since 2004 and Chairman since 2010. He was also Chairman of the Board of Westcon Group, Inc., a network equipment distribution company, from 2001 to 2009 and again in March 2011 to September 2013, and he continues to serve as a director. Mr. McCartney was Vice Chairman of Datatec, Limited, a technology holding company, from 1998 to 2004. Mr. McCartney was a director of Federal Signal Corporation from 2005 to 2010, and is a director of Datatec Limited since 2008 and Covance Inc. since 2009.

Mr. McCartney’s years of service in executive leadership at both public and private companies provides the Board a perspective of someone with all facets of multinational operations, including extensive industrial and manufacturing experience in the steel products and technologies sectors. Mr. McCartney also possesses valuable financial expertise, including a background in public accounting and experience as a chief financial officer of a public company where he was directly responsible for financial accounting and reporting issues. Through his service on the boards of other public companies, he also has valuable experience in executive compensation, governance, and audit issues.

Directors Continuing in Office as Class II Directors - Terms Expire in 2015

Scott J. Dolan	Director since 2012	Age 43

President and Chief Executive Officer of the Company since 2012. Prior to joining the Company, Mr. Dolan served as Senior Vice President, Airport Operations and Cargo, of United Continental Holdings, Inc., a publicly traded provider of passenger and cargo air transportation services, and its principal wholly-owned subsidiaries, United Airlines and Continental Airlines, from 2010 to 2011.  From 2004 until 2010, Mr. Dolan served as Senior Vice President, Airport Operations and President, United Cargo (2006-2010) and as Senior Vice President and President, United Cargo (2004-2006) for UAL Corporation and its principal subsidiary, United Airlines.  Mr. Dolan worked at Atlas Air Worldwide Holdings, Inc., a global airfreight company, from 2002 to 2004, where he served as Senior Vice President and Chief Operating Officer from 2003 to 2004 and as Vice President, Business Integration from 2002 to 2003.  Prior to joining Atlas Air, Mr. Dolan spent five years at General Electric Company, where he served in a variety of positions including Vice President, Operational Performance, Polar Air Cargo, a subsidiary of GE Capital Aviation Services.

Mr. Dolan’s day to day leadership, as Chief Executive Officer of the Company, provides him with a deep understanding of our operations. His experience in leading complex, worldwide business operations also provides valuable global, logistics and operational expertise to the Board.

Patrick J. Herbert, III	Director since 1996	Age 64

General Partner of W. B. & Co., a nominee partnership, since 1992. Mr. Herbert served as Chief Executive Officer and President of Simpson Estates, Inc., a private asset management firm, from 1992 to 2012.

Mr. Herbert’s years of executive experience with private equity investments and portfolio management provides valuable financial expertise to the Board, including extensive experience with capital market transactions and investments in both public and private companies.

Pamela Forbes Lieberman	Director since 2007	Age 59

Interim Chief Operating Officer of Entertainment Resource, Inc., a video distributor, from March 2006 to August 2006. Ms. Forbes Lieberman was Director, President, and Chief Executive Officer of TruServ Corporation (now known as True Value Company), a member owned wholesaler of hardware and related merchandise, and provider of marketing, merchandising and other value added services, from 2001 to 2004. Ms. Forbes Lieberman is also a director of Standard Motor Products, Inc. since 2007, and VWR Funding, Inc. since 2009. She is also a member of the Board of Directors of the Company’s Kreher Steel joint venture.

Ms. Forbes Lieberman’s service as Chief Executive Officer of TruServ Corporation brings to the Board senior executive experience leading a public reporting wholesale/distribution business, with expertise in turnaround management, communications, culture change, and distribution and supply chain strategies. Ms. Forbes Lieberman also possesses valuable financial expertise, including extensive experience as chief financial officer of various distribution and manufacturing businesses, both public reporting and private, where she was directly responsible for financial and accounting issues, acquisition and divestitures and information systems. She also possesses public accounting expertise as a former senior manager at Price Waterhouse LLP. Through her service on the boards described above, she has valuable experience in governance, executive compensation, and finance, including private equity, and audit issues.

Directors Continuing in office as Class III Directors - Terms to Expire in 2016

Brian P. Anderson	Director since 2005	Age 63

Non-executive Chairman of the Board of the Company since 2010. Former Executive Vice President/CFO of OfficeMax, Incorporated, a distributor of business to business and retail office products, from 2004 to 2005. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International, Inc., a medical products and services company, from 1998 to 2004. Mr. Anderson is also a director of W.W. Grainger, Inc. since 1999, PulteGroup, Inc. since 2005 and James Hardie Industries, plc since 2006.

Mr. Anderson served as the chief financial officer of two publicly-traded companies, held finance positions including corporate controller and vice president of audit and was an audit partner at an international public accounting firm.  As a result, he has in-depth knowledge of accounting and finance as well as familiarity in risk management and risk assessment and the application of the Committee of Sponsoring Organizations of the Treadway Commission internal controls framework.  In addition, while serving as a chief financial officer of one of the two publicly-traded companies, Mr. Anderson also had primary responsibility for the supply chain and logistics of that company. Mr. Anderson presently serves on the compensation committee of one public company, the governance committee of three, and the Audit committee of three.

Reuben S. Donnelley	Director since 2011	Age 55

General Partner at W.B. & Co., a nominee partnership, since March 2013. Mr. Donnelley served as a broker at Cassandra Trading Group, L.L.C., a registered broker-dealer and market maker, from 2005 to July 2013. He is also a director of Simpson Estates, Inc., a private asset management firm, since 1996.

Mr. Donnelley’s years of experience with capital market transactions and private equity investments provides valuable financial expertise to the Board, including extensive experience with investments in both public and private companies.

Gary A. Masse	Director since January 2012	Age 51

Chief Executive Officer of Precision Holding, LLC, a leading global manufacturing and engineering services company, since 2010. Mr. Masse previously served as Group President - Cooper Tools & Hardware, a business unit of Cooper Industries Plc, a diversified manufacturer of electrical products, tools and hardware, from 2006 to 2010. Mr. Masse joined Cooper after nine years with Danaher Corporation, a global designer, manufacturer and marketer of a wide variety of industrial products, where he most recently served as Vice President and Group Executive of its Gilbarco/Veeder-Root business, a leading provider of equipment and integrated technology solutions to the retail petroleum and commercial fueling industry, from 2003 to 2005.

Mr. Masse’s service as Chief Executive Officer of Precision Holding, LLC and his other executive and management experience well qualifies him to serve on our Board of Directors. His expertise in leading complex global organizations, as well as strong background and experience in engineering, manufacturing (domestic and international) and business development contributes greatly to the Board’s composition.

PROPOSAL 2:
APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As discussed in our Compensation Discussion and Analysis starting on page 21 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased relative total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Pay for performance is an essential element of the Company’s executive compensation philosophy. The Company’s executive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short term and long term incentive programs, and the use of equity, are intended to align compensation with the creation of shareholder value. We believe that the Company’s executive compensation programs have been effective at appropriately incentivizing long term shareholder value creation and in enabling the Company to attract and retain very talented executives within our industry.
We are asking our stockholders to indicate their support for our named executive officers compensation as described in this Proxy Statement. This Proposal 2, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2013 executive compensation policies and procedures for named executive officers. The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Although this is an advisory vote that will not be binding on the Company, our Board of Directors or the Human Resources Committee, we will carefully review the results of the vote. Our Board of Directors and Human Resources Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. The Company currently conducts annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2015 annual meeting of stockholders.

The Board recommends a vote “FOR” Proposal 2.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF AUDITOR
Deloitte & Touche LLP (“Deloitte”), which has been the Company’s auditors since 2002, has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (“Fiscal 2014”). This appointment is being presented to the stockholders for ratification. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the appointment of Deloitte as auditor for Fiscal 2014 is not approved by the stockholders, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during Fiscal 2014 if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative from Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so. The representative will also be available to respond to appropriate questions.
The Board recommends a vote “FOR” Proposal 3.

AUDIT COMMITTEE MATTERS

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed by Deloitte for professional services incurred for the years ended December 31, 2013 and 2012, on our behalf:

Fee Category	2013	2012
Audit Fees	$1,101,700	$1,263,092
Audit-Related Fees	5,000	119,500
Tax Fees	147,200	127,600
Total Fees	$1,253,900	$1,510,192

A description of the type of services provided in each category is as follows:

Audit Fees. Consists of fees billed for professional services rendered for the audits of the Company’s annual financial statements and internal controls over financial reporting, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letter procedures for debt offerings and other services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax Fees. Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance with the preparation of various tax returns.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be provided by the Company’s independent auditor. Also, specific pre-approval by the Audit Committee is required for any proposed services exceeding pre-approved cost levels. The Audit Committee may delegate pre-approval authority for audit and non-audit services to one or more of its members, and such authority has been delegated to the Chairman of the Audit Committee. The decisions of any member to whom such authority is delegated are reported to the full Audit Committee at its next scheduled meeting. The Audit Committee periodically reviews reports summarizing all services provided by the independent auditor. In 2013, the Audit Committee pre-approved all audit and non-audit services provided to the Company in accordance with the Audit Committee pre-approval policy.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities. The Board has determined that each of the members of the Audit Committee is “independent”, as that term is defined in the independence requirements for audit committee members contained in the applicable rules of the SEC and the listing standards of the NYSE. The Audit Committee acts under a written charter that is reviewed by the Audit Committee at least annually.

Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting and disclosure controls. Deloitte, an independent registered public accounting firm and the Company’s independent auditor, was responsible for performing an independent audit of the Company’s most recent consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) the fairness of the presentation of the Company’s consolidated financial statements for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America, in all material respects and (ii) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, based on the framework of The Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to monitor and oversee these processes. In this regard, the Audit Committee meets periodically with management, the internal auditor and our independent registered public accounting firm. The Audit Committee has the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in performing its responsibilities. The Audit Committee is responsible for selecting and, if appropriate, replacing our independent registered public accounting firm.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and the effectiveness of internal control over financial reporting with management and Deloitte. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU, Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Deloitte also provided to the Audit Committee the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of the independent registered public accounting firm with management and Deloitte. The Audit Committee concluded that Deloitte’s independence had not been impaired.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Audit Committee

Pamela Forbes Lieberman, Chairman
Terrence J. Keating
Gary A. Masse
John McCartney

CERTAIN GOVERNANCE MATTERS

Board Leadership
The Board currently separates the roles of the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chairman of the Board, Brian P. Anderson, is an independent director and became Chairman in 2010. He is a member of the Governance Committee and also regularly attends meetings of the other standing committees of the Board. The duties of the Chairman of the Board include providing strategic leadership and guidance; establishing the agendas for meetings of the Board and independent directors with advice from senior management; advising and consulting with the Chief Executive Officer regarding strategies, risks, opportunities and other matters; and presiding over meetings of the full Board and executive sessions of independent directors.
The Chief Executive Officer, Scott J. Dolan, was elected to the position of President and Chief Executive Officer in 2012, after previous service as Senior Vice President, Airport Operations and Cargo, of United Continental Holdings, Inc. He is the principal management officer of the Company, with responsibility for supervision of its executive and senior management and the day to day operations and performance of the Company.

While the Board believes this leadership model provides appropriate oversight and an effective governance structure, it recognizes that depending on the circumstances, other leadership models, such as combined Chief Executive Officer and Chairman of the Board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Board Meetings
During 2013, the Board held eleven meetings. The Board’s non-management directors also met in regularly scheduled executive sessions to evaluate the performance of the Chief Executive Officer and to discuss other corporate matters. Mr. Anderson, the Chairman of the Board, presides as the chair at meetings or executive sessions of non-management directors. Also, there were six meetings of the Audit Committee, four meetings of the Governance Committee and six meetings of the Human Resources Committee. All of the directors attended 75% or more of all the meetings of the Board and the committees on which he or she served.

Oversight of Risk Management

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. For example, the Human Resources Committee reviews risks related to the Company’s overall compensation programs and effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders. The Audit Committee reviews risks related to financial reporting and considers various allegations and disciplinary actions regarding material violations of the Company’s Code of Ethics brought to its attention on a periodic basis. Additionally, the outcome of the Company’s Enterprise Risk Assessment, which identifies and evaluates potential material risks that could affect the Company and identifies appropriate mitigation measures, is reviewed with the Audit Committee annually. The full Board retains responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through periodic reports directly from senior management responsible for oversight of particular risks within the Company. In addition, key risks to the Company’s business strategy are considered by the Board as part of the Company’s annual strategy review.

Compensation Risk

At the direction of the Human Resources Committee, management annually conducts a comprehensive risk assessment of the Company’s compensation policies and practices, which included the following actions:

•	Assigned a team, consisting of members of the human resources and internal audit functions, the responsibility to assess compensation risk;

•	Completed an inventory of the Company’s compensation programs, with input from the Human Resources Committee’s independent compensation consultant as to a framework for assessing compensation risk;

•
Reviewed both business and compensation risk to ensure that the Company’s compensation plans appropriately take into account key business risk and do not have design flaws which motivate inappropriate or excessive risk taking; and

•	Reported its findings to the Human Resources Committee.

Management conducted this assessment of all compensation policies and practices for all employees, including the named executive officers, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company. This process included a review of the Company’s executive and non-executive incentive compensation programs. Management reviewed the results of this risk assessment with the Committee. During the review several risk mitigating factors inherent in the Company’s compensation practices were noted, including the Human Resources Committee’s discretion in approving executive compensation and establishing performance goals for short term and long term compensation plans, the Company’s use of a balanced array of performance measures in its short term incentive plan, stock ownership guidelines for executive officers and the Company’s compensation recovery policy.

Standing Board Committees

The Board has three standing committees: the Audit Committee, the Governance Committee, and the Human Resources Committee. Each committee has a written charter adopted by the Board of Directors, copies of which are posted under the “Corporate Governance” section of the Company’s website at http://www.amcastle.com/investors/corporate-governance. Each committee reviews the appropriateness of its charter and performs a self-evaluation at least annually. Mr. Dolan is the only director who is an employee of the Company, and he does not serve on any Board committee. He does not participate in the portion of any Board or committee meeting during which his compensation is evaluated. The Board also has the authority to appoint such additional committees as it may from time-to-time determine.

The following table summarizes the current membership of each of our three standing Board committees:

Board Committees
Director	Audit	Human Resources	Governance
Brian P. Anderson			X
Reuben S. Donnelley		X
Patrick J. Herbert, III		X	Chair
Terrence J. Keating	X
James D. Kelly		Chair	X
Pamela Forbes Lieberman	Chair		X
Gary A. Masse	X
John McCartney	X

The Audit Committee is charged with the engagement of the Company’s independent auditor, and reviewing the results of internal audits and the audit report of the independent auditor. The Audit Committee meets on a regular basis with management and the independent auditor to review and discuss financial matters. Further, the Audit Committee is empowered to make independent investigations and inquiries into financial reporting, financial controls, or other financial matters of the Company as it deems necessary. The Audit Committee’s report to stockholders is provided above under “Report of the Audit Committee”.

The Governance Committee is charged with assisting the Board by reviewing the size, composition, and organizational structure of the Board, identifying potential director candidates and developing and evaluating governance policies.

The Human Resources Committee is charged with approving the compensation of the Company’s executive officers, reviewing succession plans for key employee positions, reviewing reports to stockholders on executive compensation and reviewing and recommending the Chief Executive Officer’s compensation for approval by the Board. The Human Resources Committee also approves incentive and equity-based compensation plans and reviews the Company’s retirement plans with regard to objectives, competitiveness, and investment policies. The Human Resources Committee reviews and recommends changes to the Board regarding director compensation. The Human Resources Committee’s report to stockholders is provided below under “Report of the Human Resources Committee”.

Compensation Committee Interlocks and Insider Participation

During 2013, the Human Resources Committee consisted of Reuben S. Donnelley, Patrick J. Herbert, III and James D. Kelly. Ann M. Drake also served on the Human Resources Committee during 2013, until her resignation from the Board in December 2013. All members of the Human Resources Committee are independent directors, and no member was an employee or former employee of the Company. During 2013, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Human Resources Committee.

Code of Ethics

The Board has adopted a Code of Ethics for Directors and a Code of Ethics for Officers. A copy of each of the respective Code of Ethics can be found on the “Corporate Governance” section of the Company’s website at http://www.amcastle.com/investors/corporate-governance. Every director and officer is required to read and follow the Code that is applicable to their role. Any waiver of the Code for officers or directors of the Company requires the approval of the Governance Committee of the Board and must be promptly disclosed to the Company’s stockholders. We intend to disclose on the “Corporate Governance” section of our website (http://www.amcastle.com/investors/corporate-governance/) any amendments to, or waivers from, the Code that is required to be publicly disclosed under the rules of the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines which establish the practices the Board follows with respect to Board function and operations, Board organization, composition and Board conduct. A copy of the Corporate Governance Guidelines can be found on the “Corporate Governance” section of the Company’s website at http://www.amcastle.com/investors/corporate-governance/.

Director Candidates

Any stockholder who wishes to recommend individuals for nomination to the Board may do so in accordance with our Bylaws, that require advance notice to the Company and certain other information. If you are interested in recommending a director candidate, you should request a copy of the Bylaw provisions by writing to our Corporate Secretary at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523.

The Governance Committee identifies nominees for directors from various sources, including suggestions from Board members and management, and in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Governance Committee will consider persons recommended by the stockholders in the same manner as a committee-recommended nominee.

The current membership of the Board represents a diverse mix of directors in terms of gender, race, background and expertise. In considering whether to recommend persons to be nominated for directors, including candidates recommended by stockholders, the Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s experience, integrity, absence of conflict or potential conflict of interest, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. While our Corporate Governance Guidelines do not prescribe specific diversity standards, it does provide that the Board will seek a diversified membership for the Board as a whole, in terms of both the personal characteristics of individuals involved and their various experiences and areas of expertise. When identifying and evaluating candidates, the Governance Committee, as a matter of practice, also considers whether there are any evolving needs of the Board that require experience in a particular field and may consider additional factors it deems appropriate. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Governance Committee also conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

Under the Company’s Corporate Governance Guidelines, no director may be nominated for re-election following his or her 72nd birthday. On the recommendation of the Governance Committee, the Board may waive this requirement as to any director if it deems a waiver to be in the best interests of the Company.

Director Independence; Financial Experts

The Board has affirmatively determined that each of Messrs. Anderson, Donnelley, Herbert, Keating, Kelly, Masse, McCartney and Ms. Forbes Lieberman (i) is “independent” within the definitions contained in the current NYSE listing standards and the standards set by the Board in the Company’s Corporate Governance Guidelines, and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current SEC rules. Furthermore, the Board has determined that all members of our Audit Committee meet the financial literacy requirements of the NYSE and qualify as “audit committee financial experts” as defined by the SEC.

Director Attendance at Annual Meeting

We typically schedule our April board meeting in conjunction with the annual meeting of stockholders and expect that our directors will attend, absent a valid reason. All of our directors attended our 2013 annual meeting of stockholders.

Communication with Directors
Stockholders and others who are interested in communicating directly with our Chairman, any individual director or our Board or non-management directors as a group may do so by writing to the directors at the following address:

A. M. Castle & Co.
Board Communication
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523
Attn: Corporate Secretary

All written communications are received and processed by the Company prior to being forwarded to the Chairman of the Board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

In addition, the Audit Committee has established both a telephonic voice call in and electronic communication method on an independent website (www.mysafeworkplace.com) entitled “MySafeWorkplace” which also can be accessed from the Company’s website. The system provides for electronic communication, either anonymously or identified, for employees, vendors and other interested parties to communicate concerns, including concerns with respect to our accounting, internal controls or financial reporting, to the Audit Committee. Concerns may be reported via telephone at 1-800-461-9330 or via the link to MySafeWorkplace which can be found on the “Corporate Governance” section of the Company’s website at http://www.amcastle.com/investors/corporate-governance.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

Stock Ownership of Directors and Management

The following table sets forth the number of shares and percentage of the Company’s common stock that was owned beneficially as of March 3, 2014, by each of the Company’s directors, each named executive officer set forth in the Summary Compensation Table and by all directors and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

Beneficial Owner	Shares of Common Stock Beneficially Owned (1)		Percentage of Common Stock
Brian P. Anderson	53,873		*
James R. Callan	3,956		*
Scott J. Dolan	68,354		*
Reuben S. Donnelley	4,238,231	(2)	18.1%
Thomas L. Garrett	28,427		*
Patrick J. Herbert, III	4,308,556	(3)	18.4%
Terrence J. Keating	32,805		*
James D. Kelly	14,644		*
Stephen J. Letnich	302		*
Pamela Forbes Lieberman	26,496		*
Gary A. Masse	11,950		*
John McCartney	72,769		*
Robert J. Perna	29,059		*
Scott F. Stephens	74,183		*
Blain A. Tiffany	33,636		*
All directors and executive officers as a group (20 persons)	4,784,858		20.4%

* Percentage of shares owned equals less than 1%.

(1)
Includes (i) shares issuable upon exercise of stock options that are exercisable on March 3, 2014 or that become exercisable within 60 days after that date and (ii) phantom stock units under the Directors’ Deferred Compensation Plan, which are vested but have not yet settled, as follows: Mr. Anderson - 7,500 stock options; Mr. Garrett - 6,300 stock options; Mr. Herbert - 15,000 stock options and 23,836 phantom stock units; Mr. Keating - 4,755 phantom stock units; and Mr. Stephens - 25,500 stock options and all directors and executive officers as a group - 59,100 stock options and 28,592 phantom stock units.

The number of shares owned by each executive officer (and all executive officers as a group) includes the number of shares of Company common stock owned indirectly as of February 25, 2014, by such executive officer in our employee benefit plans, as reported to us by the plan trustee. This column also includes shares of restricted stock that were granted under the Company’s 2008 Omnibus Incentive Plan, which have not yet vested.

(2)	See Note (3) under “Principal Stockholders” below.

(3)	See Note (2) under “Principal Stockholders” below.

Principal Stockholders

The only persons who held of record or, to our knowledge (based on our review of Schedules 13D, 13F and 13G, and amendments thereto), owned beneficially more than 5% of the outstanding shares of our common stock as of March 3, 2014, are set forth below, with each person having sole voting and dispositive power except as indicated:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock (1)
Patrick J. Herbert, III (2) 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	4,308,556	18.4%
Reuben S. Donnelley (3) 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	4,238,231	18.1%
W.B. & Co. (4) 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	4,228,281	18.0%
FOM Corporation (5) 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	3,448,641	14.7%
12 West Capital Management LP (6) 90 Park Avenue, 41st Floor New York City, New York 10016	2,249,357	9.6%
Huber Capital Management LLC (7) 2321 Rosecrans Ave., Suite 3245 El Segundo, CA 90245	2,103,897	9.0%
Dimensional Fund Advisors LP (8) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,815,233	7.7%
BlackRock Inc. (9) 40 East 52nd Street New York, New York 10022	1,707,169	7.3%
Platinum Equity, LLC(11) EPE, LLC Ryerson Inc. Ryerson Holding Corporation Platinum Equity Capital Partners-PF, L.P. Platinum Equity Capital Partners, L.P. Platinum Equity Capital Partners-A, L.P. Platinum Equity Capital Partners-PF II, L.P. Platinum Equity Capital Partners II, L.P. Platinum Equity Capital Partners-A II, L.P. Platinum Rhombus Principals, LLC Platinum Equity Partners, LLC Platinum Equity Investment Holdings, LLC Platinum Equity Partners II, LLC Platinum Equity Investment Holdings II, LLC Tom T. Gores 360 North Crescent Drive Beverly Hills, CA 90210	1,397,428	6.0%

(1)	Applicable percentage ownership is based upon 23,438,988 shares of common Stock outstanding as of March 3, 2014.

(2)
Includes 80,275 shares with respect to which Mr. Herbert has sole voting power and 4,239,781 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 80,275 shares and no shared dispositive power. Mr. Herbert expressly disclaims beneficial ownership of these shares except with respect to his pecuniary interest therein. These shares include the shares owned by W.B. & Co. as noted in (4) below.

(3)
Includes 9,950 shares with respect to which Mr. Donnelley has sole voting power and 4,239,781 shares with respect to which Mr. Donnelley shares voting power. Mr. Donnelley has sole dispositive power with respect to 24,689 shares and has no shared dispositive power. Mr. Donnelley expressly disclaims beneficial ownership of these shares except with respect to his pecuniary interest therein. These shares include the shares owned by W.B. & Co. as noted in (4) below.

(4)
W.B. & Co. is an Illinois partnership, and nominee of Simpson Estates, Inc. The general partners of W.B. & Co. are Patrick J. Herbert, III and Reuben S. Donnelley, who share voting power with respect to these shares.

(5)
As reported in a Schedule 13D, as amended by Amendment No. 9, filed August 30, 2013, with the SEC. FOM Corporation is a trustee and custodian, as applicable, with respect to certain trusts and custodial accounts for which W. B. & Co. holds shares of common stock of the Company. Includes 90,549 shares with respect to which FOM Corporation has sole voting power and 9,488 shares with respect to which FOM Corporation shares voting power. FOM Corporation has sole dispositive power with respect to 3,439,153 shares and shared dispositive power with respect to 9,488 shares.

(6)
As reported in a Schedule 13G, as amended by Amendment No. 1 filed February 14, 2014, with the SEC by 12 West Capital Management LP (“12 West”). 12 West reported that it is the investment manager to 12 West Capital Fund LP and 12 West Capital Offshore Fund LP. Joel Ramin, as the sole member of 12 West Capital Management, LLC, the general partner of 12 West, possesses the voting and dispositive power with respect to all securities beneficially owned by 12 West.

(7)
As reported in a Schedule 13D, as amended by Amendment No. 2, filed September 20, 2013, with the SEC by Huber Capital Management LLC (“Huber Capital”). Huber Capital reported that, as an investment adviser, it beneficially owned 2,103,897 shares of the common stock of the Company, over which it has sole voting power with respect to 1,091,255 shares, sole dispositive power with respect to 2,103,897 shares, shared voting power over 201,192 shares and no shared dispositive power.

(8)
As reported in a Schedule 13G, as amended by Amendment No. 4, filed February 10, 2014, with the SEC by Dimensional Fund Advisors LP (“Dimensional Funds”). Dimensional Funds reported that, as an investment adviser, it beneficially owned 1,815,233 shares of the common stock of the Company, over which it has sole voting power with respect to 1,756,369 shares and sole dispositive power with respect to 1,815,233 shares and no shared voting or shared dispositive power. Dimensional Fund serves as investment adviser to four investment companies and as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional Fund may act as an advisor or subadvisor to certain funds. The Funds own these shares, and in its role as investment advisor, subadvisor and/or manager, Dimensional Fund has the sole power to vote and direct investments with regard to all such shares. Dimensional Fund expressly disclaimed beneficial ownership of all shares reported beneficially owned.

(9)
As reported in a Schedule 13G, as amended by Amendment No. 4, filed January 28, 2014, with the SEC by BlackRock Inc. (“BlackRock”). BlackRock reported that, as a parent holding company or control person, it beneficially owned 1,707,169 shares of the common stock of the Company, over which it has sole voting and sole dispositive power with respect to 1,707,169 shares and no shared voting or shared dispositive power. The Schedule stated that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares. Exhibit A to the Schedule lists those subsidiaries of BlackRock that hold shares of the Company’s common stock.

(10)
As reported in a Schedule 13D, filed August 20, 2012, with the SEC by EPE, LLC (“EPE”), Ryerson Inc. (“Ryerson”), Ryerson Holding Corporation (“Ryerson Holding”), Platinum Equity Capital Partners-PF, L.P. (“PECP-PF”), Platinum Equity Capital Partners, L.P. (“PECP”), Platinum Equity Capital Partners-A, L.P. (“PECP-A”), Platinum Equity Capital Partners-PF II, L.P. (“PECP-PF II”), Platinum Equity Capital Partners II, L.P. (“PECP II”), Platinum Equity Capital Partners-A II, L.P. (“PECP-A II”), Platinum Rhombus Principals, LLC (“Rhombus” and, together with PECP-PF, PECP, PECP-A, PECP-PF II, PECP II and PECP-A II, the “Funds”), Platinum Equity Partners, LLC (“Platinum Partners”), Platinum Equity Investment Holdings, LLC (“Platinum Investment”), Platinum Equity Partners II, LLC (“Platinum Partners II”), Platinum Equity Investment Holdings II, LLC (“Platinum Investment II”), Platinum Equity, LLC (“Platinum Equity”), and Tom T. Gores (collectively, the “Platinum Reporting Persons”). Each of the Platinum Reporting Persons reported shared voting power and shared dispositive power with respect to 1,397,428 shares of Common Stock.

EPE is a direct wholly owned subsidiary of Ryerson, which is a direct wholly owned subsidiary of Ryerson Holding. Substantially all of the issued and outstanding capital stock of Ryerson Holding is owned by the Funds. Platinum Partners is the general partner of each of PECP-PF, PECP and PECP-A. Platinum Investment is the senior managing member of each of Rhombus and Platinum Partners. Platinum Partners II is the general partner of each of PECP-PF II, PECP II and PECP-A II. Platinum Investment II is the senior managing member of Platinum Partners II. Platinum Equity is the sole member of each of Platinum Investment and Platinum Investment II. Mr. Gores is the chairman and the ultimate beneficial owner of Platinum Equity.

RELATED PARTY TRANSACTIONS

Our Related Party Transactions Policy governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include our directors, director nominees, executive officers, 5% stockholders and immediate family members of such persons, and entities in which one of these persons has a direct or indirect material interest. Under this policy, any potential related-party transaction must be brought to the attention of the Company’s General Counsel. The General Counsel, in consultation with management and outside counsel, as appropriate, then assesses whether the proposed transaction is a related-party transaction for purposes of the policy.

If the General Counsel determines that the proposed transaction is a related-party transaction for such purposes, the proposed transaction is then submitted to the Governance Committee of the Board for its consideration. The Governance Committee considers all of the relevant facts and circumstances available, including but not limited to: (i) whether the proposed transaction is on terms that are fair to the Company and no less favorable to the Company than terms that could have been reached with an unrelated third party; (ii) the purpose of, and the potential benefits to the Company; (iii) the impact on a director’s independence, in the event such person is a director; and (iv) whether the proposed transaction would present an improper conflict of interest. No member of the Governance Committee shall participate in any vote on the approval of any related-party transaction with respect to which such member or any of his or her immediate family members is the related party. In the event that the Company becomes aware of a related-party transaction that has not been previously approved or ratified by the Governance Committee, a similar process will be undertaken by the Governance Committee in order to determine if the existing transaction should continue or be terminated.

A copy of our Related Party Transactions Policy can be found on the “Corporate Governance” section of our website at http://www.amcastle.com/investors/corporate-governance. Since the beginning of fiscal year 2013, no related party transactions occurred.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and beneficial owners of more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC and to furnish the Company with a copy of those reports. Based solely upon our review of the forms received by the Company or on written representation that such reports were timely filed, we believe that all such Section 16(a) filing requirements for 2013 were complied within a timely fashion, except that a Form 5 was filed on January 22, 2014, on behalf of Mr. Stephens to report the sale of 1,000 shares of common stock on May 28, 2013.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are not employees of the Company receive an annual retainer of $60,000. The Chairman of the Board receives an additional annual retainer of $40,000. The chairperson of the Human Resources Committee receives an additional annual retainer of $7,500. The chairperson of the Governance Committee receives an additional annual retainer of $5,000. The chairperson of the Audit Committee receives an additional annual retainer of $40,000, which includes service as a director of the Company’s Kreher Steel joint venture. In addition, each year, directors receive a restricted stock award in an amount valued at $70,000, based upon the 60-day trailing average stock price on the date of grant, which is the date of the annual meeting of stockholders. The restricted stock vests upon the expiration of three years from the date of the grant. The director restricted stock awards are subject to the terms of the Company’s 2008 Omnibus Incentive Plan, which was approved by the Company’s stockholders. Directors are also reimbursed for travel and accommodation expenses incurred to attend meetings and participate in other corporate functions. In addition, the Company maintains a personal excess liability coverage policy for each of our directors. This policy coordinates coverage with a director’s personal homeowner’s and automobile policies.

Under the Company’s Directors Deferred Compensation Plan (the “Directors Plan”), a director may elect prior to the end of a calendar year to defer receipt of up to 100% of his or her board compensation for the following year, including retainers. A deferred compensation account is maintained for each director who elects to defer board compensation. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Fees held in the interest account are credited with interest at the rate of 6% per year compounded annually. Fees deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such fees would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on any dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the interest account and the stock equivalent unit account can be made only upon a director’s resignation, retirement or death or otherwise as a lump sum or in installments on one or more distribution dates at the director’s election made at the time of the election to defer compensation. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, it will be made on the later of the date of the request or the date of the termination event.

Director Compensation - Fiscal Year 2013

The following table summarizes the compensation paid to or earned by the non-employee directors for 2013. Employees of the Company who serve as directors receive no additional compensation for service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Brian P. Anderson	100,000	121,334	221,334
Reuben S. Donnelley	60,000	70,772	130,772
Ann M. Drake(3)	58,207	70,772	128,979
Patrick J. Herbert, III	65,000	70,772	135,772
Terrence J. Keating	60,000	70,772	130,772
James D. Kelly	67,500	70,772	138,272
Pamela Forbes Lieberman	100,000	70,772	170,772
Gary A. Masse	60,000	70,772	130,772
John McCartney	60,000	70,772	130,772

(1)
In 2013, Messrs. Donnelley, Keating and McCartney deferred their cash retainers under the Directors Plan. Messrs. Donnelley and McCartney deferred 100% of their annual cash retainer into the interest account. Mr. Keating deferred 50% of his annual cash retainer into the interest account and 50% into the stock equivalent unit account.

(2)
On April 25, 2013, each director received an annual restricted stock award of 4,146 shares of our common stock, with the exception of Mr. Anderson, who received 7,108 shares of our common stock in recognition of his service as Board Chair on various stockholder matters and leadership during the CEO transition process. The amounts shown reflect the grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). As of December 31, 2013, each director held the following number of outstanding unvested stock awards and unexercised stock options: Mr. Anderson - 12,912 stock awards, 7,500 options; Mr. Donnelley - 9,950 stock awards; Mr. Herbert - 9,950 stock awards, and 15,000 options; Mr. Keating - 9,950 stock awards; Mr. Kelly - 9,950 stock awards; Ms. Forbes Lieberman - 9,950 stock awards; Mr. Masse - 9,950 stock awards; and Mr. McCartney - 9,950 stock awards.

(3)Ms. Drake resigned from the Board on December 20, 2013.

Director stock ownership guidelines require each director to beneficially own Company common stock with a value equivalent to four times the annual cash retainer. Directors have five years from the date they are initially elected as a director or until March 5, 2014, whichever is later, in which to accumulate the required amount. Shares owned outright and beneficially, restricted stock, stock equivalent units and unexercised, vested stock options count toward the ownership guidelines. Unvested stock options do not count toward satisfying these guidelines. All of our directors have met or exceeded or, for the directors who have been on the Board for less than five years, are on track to meet or exceed the ownership requirement.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis (“CD&A”) explains the Company's executive compensation programs and how those programs apply to our “named executive officers,” whose compensation information is presented in the Summary Compensation Table below.

Named Executive Officers for 2013

The following are our named executive officers for 2013:

Name	Position
Scott J. Dolan	President and Chief Executive Officer
Scott F. Stephens	Vice President, Chief Financial Officer and Treasurer
James R. Callan	Vice President, Aerospace(1)
Thomas L. Garrett	President, Total Plastics
Stephen J. Letnich(2)	Chief Commercial Officer
Robert J. Perna(3)	Vice President, General Counsel & Secretary
Blain A. Tiffany(4)	Former Chief Commercial Officer

(1) Mr. Callan’s role was realigned in January 2013, and he is no longer considered as an executive officer of the Company.

(2) Mr. Letnich joined the Company in July 2013.

(3) Mr. Perna resigned from the Company effective January 10, 2014.

(4) Mr. Tiffany’s employment terminated in June 2013.

2013 Compensation Decisions

Below are some of the key compensation decisions that occurred in 2013:

•	The modified return on invested capital (“Modified ROIC”) goals for the 2013 Long-Term Compensation Plan ("LTCP") were set at: threshold 10%, target 11.5% and maximum 13.5%.

•	The Executive Stock Ownership Guidelines were amended to change the ownership guideline target for the position of Chief Commercial Officer from 2 times to 3 times annual base salary.

•	Salary increases for executive officers ranged from 0% to 5%, effective April 12, 2013, with an average salary increase for the executive officer group as a whole of 2%.

•
In connection with Mr. Callan’s role realignment in January 2013, his 2013 LTCP target award opportunity was decreased from 90% to 75% of annual base salary to better align his LTCP opportunity with that of other executives within the Company with similar job responsibilities.

•
The Company's 2013 Short-Term Incentive Plan ("STIP") paid out at 31% of target for all of our named executive officers, other than Mr. Garrett, whose 2013 STIP is based on the results of our Plastics segment. Mr. Garrett's 2013 STIP paid out at 83.8% of target.

•	Performance share units awarded under the Company's 2011 LTCP, which covered the three year performance period ended December 31, 2013, paid out at 30% of target.

The Human Resources Committee also approved an all employee incentive program beginning January 1, 2014 for employees ineligible to participate in the Company's sales incentive plan, sales manager incentive plan and STIP. The program is designed to align all employees around key customers and financial goals. The incentive award will pay up to $1,200 per eligible employee on an annual basis, if certain predetermined consolidated operational and financial goals are achieved.

Corporate Governance

The Company's executive compensation programs are generally designed to incentivize long term shareholder value creation and to provide a total compensation opportunity that will allow the Company to attract, retain and motivate highly talented executives. The programs consist of the following elements:

•	Base salaries that are targeted at median salary levels for similar positions at a selected group of comparable companies;

•	Short term incentive compensation that is paid in cash upon the successful accomplishment of the Company's annual business and financial objectives;

•
Long term equity compensation that consists of restricted stock units which vest over multi-year periods and performance share units tied to the achievement of corporate financial performance goals over rolling three-year performance periods;

•	Total compensation (cash and long-term equity compensation) that is targeted at the median level of total compensation for comparable positions at a selected group of comparable companies;

•	A “clawback” policy that permits the Company to recover incentive compensation from executive officers, to the extent such compensation would have been lower due to restated financial results;

•	A policy that prohibits our directors, named executive officers, and other executive officers from hedging the economic interest in the Company securities that they hold;

•	A policy that prohibits our directors, named executive officers, and other executive officers, from purchasing securities on margin or pledging Company securities as collateral for a loan;

•	Significant stock ownership guidelines that align executives' interests with those of stockholders;

•	Qualified retirement plans that provide benefits commensurate with perceived market practices and that are generally available to all other employees of the Company; and

•	Limited perquisites, severance benefits and non-qualified savings and retirement plans that are in line with perceived market practices.

The Company also maintains a strong risk management program, which includes our Human Resources Committee's oversight of the ongoing evaluation of the relationship between our compensation programs and risk. The Committee consults with and is advised by an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to engagement.

Pay for Performance

The Company emphasizes pay for performance by placing a majority of each named executive officer's total compensation at risk through the short term and long term incentive plans. Total compensation includes the sum of base salary, target short term incentive plan opportunity and target long term compensation plan opportunity. The graph below shows the mix of fixed (base pay) and at risk pay for the named executive officers for 2013:

(1) Reflects target annual total direct compensation (i.e., excludes special one-time bonuses and equity grants such as promotional/inducement grants).

(2) Reflects Interim CEO compensation (i.e., adjusted salary and STIP target at 100% of base salary).
(3) Reflects 2014 compensation as Mr. Letnich joined the Company in July 2013.
Shareholder Advisory Voting on Executive Compensation
At our 2013 annual meeting of shareholders, our shareholders expressed their continued support of our executive compensation programs by approving our non-binding advisory vote on our executive compensation, with 98% of the shareholders casting votes, voting for the proposal. In 2013, we reviewed our executive compensation programs, considering the results of the advisory vote on our executive compensation programs. Following such review and assessment, we made no significant changes to our executive compensation program. We continue to believe that our executive compensation programs are designed to support our business strategies and are in line with our compensation philosophy. We value feedback from our shareholders on this matter.
Oversight of the Executive Compensation Programs
The Human Resources Committee of the Company's Board of Directors (the “Committee”) oversees the Company's executive compensation programs, operating under a committee charter that is reviewed annually and approved by our Board of Directors. All members of the Committee are independent directors. The Committee operates with the assistance of an executive compensation consultant, who is engaged on an annual basis and is also independent of the Company.
The Committee approves the elements of the Company's executive compensation programs that cover the named executive officers with the exception of the Chief Executive Officer (“CEO”), whose compensation is reviewed and recommended by the Committee and approved by the independent members of the Board of Directors. The Committee is comprised of James D. Kelly (Chairman), Reuben S. Donnelley and Patrick J. Herbert, III and, prior to her resignation from the Board in December 2013, Ann M. Drake. The Board has determined that all of the Committee members are independent directors under the applicable NYSE and SEC rules. In addition, none of the Company's executive officers serves as a director of any company where an executive officer of that other company serves on the Committee.
Compensation Consultant
For 2013, the Committee engaged compensation consultant, Pearl Meyer & Partners (“PM&P”), to provide advice on matters for which the Committee is responsible, and pursuant to this engagement, PM&P provided the following:

•	Review of the Company's executive compensation programs designs and levels, including the mix of total compensation elements, compared to industry peer groups and broader market practices;

•	Provide information on emerging trends and legislative developments in executive compensation and implications for the Company;

•
Provide advice regarding changes to the Company's 2013 executive compensation programs, including changes to performance measures and the structure of equity awards under our Long Term Compensation Plan;

•	Review of the Company's executive stock ownership guidelines, compared to industry peer groups and broader market practices; and

•	Review of the Company's director compensation program compared to industry peer groups and broader market practices.

The Committee met with PM&P throughout 2013 to review their advice in these areas. In accordance with NYSE rules under the Dodd-Frank Act on adviser independence, the Committee also reviewed the relevant factors contained in the NYSE rules and assessed PM&P's independence, concluding that PM&P's engagement did not raise any conflicts of interest. The Committee has the authority to determine the scope of PM&P's services and retains the right to terminate its engagement at any time. PM&P did not perform any additional services for the Company in 2013.

Executive Compensation Philosophy
In 2013, the Committee reviewed and approved the Company's overall Compensation Philosophy and Strategy. Pay for performance is an essential element of the Company's executive compensation philosophy. The Company's executive compensation programs are designed so that a significant portion of an executive's compensation is dependent upon the performance of the Company. Measures of financial performance for short term and long term incentive programs, and the use of equity, are intended to align compensation with the creation of shareholder value. Threshold, target and maximum performance goals under incentive programs are selected so as to generate minimum, target or maximum payouts, commensurate with performance, respectively.
These programs are designed to provide a total compensation opportunity for the named executive officers that is competitive with the total compensation opportunity offered to executives with similar responsibilities at comparable companies, the “market median guideline.” Actual compensation will differ from the targeted opportunity based on actual Company performance. Total compensation is the aggregate of the following categories: (i) base salary, (ii) short term incentive compensation, and (iii) long term incentive compensation. In reviewing the executive officers' target total cash compensation opportunity, the Committee uses the fiftieth percentile of the competitive market data (market median, as described below) as a guideline. Other factors considered by the Committee in setting each executive's opportunity are internal equity (rational linkage between job responsibilities and total compensation opportunities across all jobs within the Company), individual executive performance and the alignment between Company performance and pay.

Benchmarking
In order to establish the market median guideline, the Committee reviews competitive market compensation data on a biennial basis, including the compensation practices of selected similar companies (the “Compensation Peer Group”), and broader industry compensation data provided by its executive compensation consultant. The Compensation Peer Group consists of publicly traded corporations which operate either in the metals industry or in the distribution of industrial products and have market capitalization and/or revenue similar to that of the Company and with which we compete for executive talent. Adjustments are made to the Compensation Peer Group biennially based on those considerations. The Committee used the same Compensation Peer Group for 2013 that it had used in 2012 to assist it in making decisions. The Compensation Peer Group consisted of the following 12 companies:

Applied Industrial Tech, Inc.	Metals USA Holdings Corp.
Carpenter Technology Corp.	Olympic Steel Inc.
Gibraltar Industries, Inc.	Quanex Building Products Corporation
Haynes International, Inc.	Schnitzer Steel Industries, Inc.
Kaman Corporation	Shiloh Industries, Inc.
Lawson Products, Inc.	Worthington Industries, Inc.

The Committee also considers compensation data for similar-sized companies covered in general industry compensation surveys. The compensation data utilized varies depending on each executive's position and responsibility, and generally covers companies with revenue similar to that of the Company.

Executive Compensation Process
The Committee approved 2013 compensation plans for all of the Company's executive officers, except for the compensation plan of the CEO which was recommended by the Committee and approved by the independent members of our Board of Directors in executive session. The CEO did not participate in the Committee's or the Board's deliberations or decisions with regard to his compensation.
Process for Executives other than the CEO
The Company utilizes a formal performance management process to establish goals for executive officers and evaluate management performance. The Committee annually reviews a summary of the performance reviews for the executive officers, which is prepared by the CEO and the Vice President-Human Resources, and the CEO's recommendation for any changes in these officers' compensation.
The CEO's performance review of the executive officers addresses each executive's performance relative to established financial and personal objectives and specific project assignments, and includes a review of the following leadership competencies: strategic leadership; driving execution; cross-functional alignment and collaboration; decision making; talent management; engaging and influencing others; and business and financial acumen. The individual objectives for each executive officer, other than the CEO, are determined by the CEO.
In addition to the reviews of individual executive performance, the Committee also takes into account the overall performance of the Company (as related to the short term and long term incentive plans), as well as the analysis and findings of its executive compensation consultant regarding market pay levels and practices. The Committee then approves the compensation for the named executive officers, other than the CEO. The Committee also reviews and approves the material terms of any employment and severance agreements with named executive officers, other than the CEO, with a view to approving terms that are competitive in the marketplace and that serve to attract, motivate and retain executives.
Process for the CEO
Early each year, the Chairman of the Board holds a meeting with the CEO to discuss the CEO's prior year performance and to identify tentative goals and objectives for the CEO for the upcoming year. After this meeting, the Chairman of the Board solicits input from all Board members. The Chairman of the Board then reports to the Committee on the results of the meeting with the CEO, and shares feedback from other non-Committee directors. As with the process for the other named executive officers, the Committee also takes into account Company performance and the analysis by its executive compensation consultant. The Committee then develops recommendations for CEO compensation for consideration by the Board, as well as CEO goals and objectives for the upcoming year. The Board of Directors meets annually, without the CEO present, to consider the recommendations of the Committee, determine any compensation adjustments applicable to the CEO and establish the CEO's goals and objectives for the upcoming year.

Components of the Executive Compensation Programs
Base Salary
With the exception of the CEO, whose compensation was reviewed and recommended by the Committee and approved by the independent members of the Board of Directors, the Committee reviewed and approved the base salaries of the executive officers, including the named executive officers. In each case, the Committee took into account the CEO's recommendation, as well as internal equity, the performance of each executive during the year, and external competitive compensation data. In March 2013, the named executive officers (other than Mr. Dolan, who joined the Company in October 2012) received salary increases ranging from 0% to 5%, effective April 12, 2013, within an average salary increase for the executive officer group as a whole of 2%.
Mr. Dolan's base salary was reviewed in March 2013 as part of the annual executive officer base salary review process. In light of the fact that Mr. Dolan was only recently hired to his position, the independent members of the Board, upon recommendation of the Committee, did not take any action on his base salary at that time.
In February 2014, the Committee reviewed the base salaries of the named executive officers (other than Messrs. Perna and Tiffany, whose employment with the Company terminated in January 2014 and June 2013, respectively) and approved increases ranging from 0% to 2% for 2014. Upon recommendation of the Committee, the independent members of the Board kept Mr. Dolan's base salary unchanged from 2013. The salary increases are effective as of April 7, 2014.
Short Term Incentive Compensation
Short term incentive compensation is provided under the Company's STIP. This is a performance-based plan that is used to provide opportunities for annual cash bonuses to the Company's executive officers and other select managers. Approximately 86 employees participated in the STIP in 2013. All STIP awards described below are subject to the terms of the Company's 2008 Omnibus Incentive Plan, which was approved by the Company's shareholders.
2013 STIP Award. In early 2013, the Committee (or in the case of the CEO, the Board of Directors) assigned each executive a threshold, target and maximum STIP award opportunity after a review of the competitive data and with the assistance of PM&P. 2013 STIP award opportunities, as a percentage of annual base salary, were maintained at the prior year's level for each of Messrs. Dolan, Stephens, Callan, Garrett, and Perna. Mr. Tiffany's STIP award opportunity was increased for 2013 in recognition of his promotion to Chief Commercial Officer in January 2013. In addition, for 2013 each executive's award opportunity was subject to a performance modifier (“Performance Modifier”) equal to a 20% increase for superior performance of individual performance objectives established by the CEO at the beginning of the year (or with respect to the CEO, established by the independent members of the Board of Directors) or a 40% decrease for sub-par performance of such individual performance objectives. The following table sets forth the STIP award opportunities for 2013, as a percentage of annual base salary, at threshold, target, maximum and maximum with the Performance Modifier for the named executive officers:

Name	Threshold	Target	Maximum	Maximum With Performance Modifier
Scott J. Dolan	-%	100%	200%	240%
Scott F. Stephens	-%	100%	200%	240%
James R. Callan	-%	40%	80%	96%
Thomas L. Garrett	-%	40%	80%	96%
Stephen J. Letnich	-%	55%	110%	132%
Robert J. Perna	-%	40%	80%	96%
Blain A. Tiffany	-%	65%	130%	156%

In order to better align performance around shared organizational goals and results, a single set of performance goals, as described below, were approved for all named executive officers for 2013. To better focus on operational profitability, the Committee changed the corporate profitability component of the STIP to adjusted EBITDA, which is a non-GAAP measure defined by the Company as net income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, and excluding restructuring, the impact of unrealized gains and losses on commodity hedges and loss on extinguishment of debt due to bond buy backs, net of tax (“Adjusted EBITDA”). The Committee eliminated the Turn/Earn index (which is calculated by multiplying the number of inventory turns by overall gross margin) as a measure of inventory management performance under the STIP and increased the weighting of the DSI (average days sales outstanding in inventory for any consecutive 90-day period during the second half of the year) component to 25% for 2013 to further support the Company's inventory reduction goals. Also, recognizing the importance of customer service in retaining existing customers and as a means to increase sales, on-time delivery was added as a performance measure. The individual performance assessment was removed as a discrete component of the 2013 STIP, and instead, each executive's award opportunity will be subject to the Performance Modifier.

In early 2013, the Committee approved the performance goals under the Company's 2013 STIP. The STIP performance goal for 2013 for all our named executive officers, other than Mr. Garrett, were based on the following drivers of overall corporate performance:

2013 STIP Performance Measures	Weighting
Adjusted EBITDA	50%
Average days sales outstanding in inventory (DSI), calculated as follows: (average inventory on a replacement cost basis ÷ cost of sales) x 90 days	25%
On-Time Delivery	25%

The 2013 STIP performance goals approved for Mr. Garrett, who serves as President of Total Plastics, are based on the same criteria and relative percentages as the overall corporate objectives as they apply to our Plastics segment.

At the corporate level, the threshold, target and maximum performance goals for 2013 in the areas of Adjusted EBITDA, DSI, and On-Time Delivery are shown below.

Measurement	Threshold	Target	Maximum
Adjusted EBITDA	$70 million	$85 million	$100 million
DSI	160 days	150 days	140 days
On-Time Delivery	90.0%	92.5%	95.0%

If a threshold is not reached, no amount is earned for that portion of the performance goal. The Committee (or in the case of the CEO, the independent members of the Board of Directors, upon recommendation of the Committee) has discretion to increase or decrease individual awards based on corporate results or other factors prior to payment and to award discretionary bonuses. Termination of employment prior to the end of the year disqualifies an executive from receiving the STIP payment, except in the case of retirement or death, in which case the award is prorated.
At the corporate level, Adjusted EBITDA used to determine the 2013 STIP payout was $26.2 million. For 2013, the Company's DSI and On-Time Delivery metrics for purposes of the 2013 STIP were 181 days and 93.1%, respectively. The Company's Plastics segment did not meet Adjusted EBITDA threshold performance. DSI for the Plastics segment exceeded maximum performance and On-Time Delivery exceeded target performance. Application of the Performance Modifier to each named executive officer's STIP opportunity did not have any impact on the final payout.
In February 2014, the Committee reviewed the extent to which the performance goals for 2013 were satisfied, including the factors contributing to each executive's individual Performance Modifier. Based on the achievement of the performance goals as described above, the named executive officers attained a performance award under the 2013 STIP as shown below, and the Summary Compensation Table reflects the attainment of that amount.

Name	2013 STIP Target Award Opportunity	2013 STIP Amount Earned
Scott J. Dolan	$650,000	$201,500
Scott F. Stephens	$400,000	$124,000
James R. Callan	$108,941	$33,772
Thomas L. Garrett	$97,551	$81,748
Stephen J. Letnich	$176,000	$42,674
Robert J. Perna	$124,223	$38,509
Blain A. Tiffany	$232,050	$29,957	(1)

(1) Mr. Tiffany's employment terminated in June 2013 and his 2013 STIP payout was pro-rated in connection with his termination.

2014 STIP Award. In February 2014, the Committee (or in the case of the CEO, the Board of Directors) assigned each named executive officer a threshold, target and maximum STIP award opportunity after a review of the competitive data and with the assistance of PM&P. 2014 STIP award opportunities, as a percentage of annual base salary, were maintained at the prior year's levels for each of our named executive officers, except that Mr. Dolan's target STIP opportunity was increased from 100% to 125% in order to further incentivize near-term improvements in corporate performance and Mr. Stephens' STIP opportunity was reduced to a level comparable to his STIP opportunity before his assumption of the role of interim CEO in 2012. Each executive's award opportunity will be subject to a Performance Modifier as was the case in 2013. The following table sets forth the STIP award opportunities for 2014, as a percentage of annual base salary, at threshold, target, maximum and maximum with the Performance Modifier for the named executive officers:

Name	Threshold	Target	Maximum	Maximum With Performance Modifier
Scott J. Dolan	-%	125%	250%	300%
Scott F. Stephens	-%	55%	110%	132%
Thomas L. Garrett	-%	40%	80%	96%
Stephen J. Letnich	-%	55%	110%	132%

The Committee established the following performance measures for the 2014 STIP for all of our named executive officers, other than Mr. Garrett:

2014 STIP Performance Measures	Weighting
Adjusted EBITDA	50%
DSI	25%
On-Time Delivery	25%

As with the 2013 STIP, Mr. Garrett's 2014 STIP performance measures are based on the same criteria as relative percentages as the overall corporate objectives as they apply to our Plastics segment. The Company believes that the disclosure of the 2014 performance objectives would reveal confidential financial and commercial information, which would result in competitive harm to the Company. In general, the Committee strives to establish target levels of performance consistent with Company's internal business plan. The level of performance to attain a threshold payment is generally set at a minimally acceptable level of results at which the Committee believes an incentive payment is appropriate. The level of performance to attain a maximum payment is generally set at a level of performance that the Committee deems truly superior. In order to illustrate the historical performance against STIP performance measures, the following is a summary of the actual overall corporate STIP payout percentages achieved (with individual performance objectives at target level), expressed as a percentage of target opportunity, for the last three years: 59% in 2011; 10% in 2012; and 31% in 2013.

STIP awards are typically paid in the first quarter after the prior year's financial audit is completed and earned amounts are approved by the Committee or, in the case of the CEO, by the Board.

Long Term Incentive Compensation

Long term incentive compensation is provided under the Company's LTCP, which is used to provide opportunities for equity awards to executive officers and other select managers based upon the achievement of performance or tenure goals established by the Committee. The LTCP consists of restricted stock units which vest over multi-year periods and performance share units tied to achievement of corporate financial performance goals. Equity-based compensation remains an important component of the Company's compensation strategy to align the interests of our executive officers with the interests of our shareholders, and an important tool for the Company with respect to attracting and retaining executive talent. Approximately 71 employees participated in the LTCP in 2013.

Under the LTCP, performance share units are granted annually at the discretion of the Committee (or in the case of the CEO, the Board of Directors). The Committee approves a specific long term compensation target opportunity for each executive officer with the exception of the CEO, whose specific long term target opportunity is reviewed and recommended by the Committee and approved by the independent members of the Board of Directors. Payment of the performance share unit awards is based upon the Company's attainment of pre-established performance goals over three-year overlapping performance periods. The target number of performance share units for a performance period is determined by dividing the long term incentive compensation target by the average closing share price for the Company's common stock during the sixty calendar day period prior to and including the date of approval of the LTCP award. When the Committee (or in the case of the CEO, the Board of Directors) approves target awards for the named executive officers, it also approves the performance measures and weightings, performance goals and calibration of shares earned over the payout range between the threshold, target and maximum opportunities. All LTCP awards described below are subject to the terms of the Company's 2008 Omnibus Incentive Plan, which was approved by the Company's shareholders.

In 2011, half the performance measure for the component of the LTCP awards made in performance share units was relative total shareholder return (“RTSR”). RTSR is measured against a group of peer companies either in the metals industry or in the industrial products distribution business (the “RTSR Peer Group”) over the three-year performance period. The RTSR Peer Group for the 2011-2013 performance period, as established by the Committee, consists of the following 26 companies:

AEP Industries Inc.	Gibraltar Industries, Inc.	Reliance Steel & Aluminum Co.
AK Steel Holding Corporation	Haynes International, Inc.	RTI International Metals, Inc.
Allegheny Technologies Inc.	Kaman Corporation	Schnitzer Steel industries, Inc.
Amcol International Corp.	Lawson Products, Inc.	Steel Dynamics, Inc
Applied Industrial Technologies, Inc.	MSC Industrial Direct Co., Inc.	Stillwater Mining Co
Carpenter Technology Corp.	Nucor Corp.	Texas Industries Inc.
Cliffs Natural Resources Inc.	Olin Corp.	United States Steel Corp.
Commercial Metals Company	Olympic Steel, Inc.	Worthington Industries, Inc.
Fastenal Company	Quanex Building Products Corporation

The other half of the performance measure for the 2011-2013 performance period is based on modified return on invested capital (“Modified ROIC”). The performance measures and weightings for the performance share unit awards under the 2011 LTCP were set as shown below.

2011 LTCP Performance Measures	Weighting
RTSR	50%
Modified ROIC	50%

The Company employed a consulting company to estimate our weighted average cost of equity and cost of debt, which were established as the threshold level of performance for the Modified ROIC performance measure. Modified ROIC can be summarized as (i) the sum of net income and pre-tax interest, divided by (ii) the sum of the Company's market capitalization and the book value of the Company's long-term debt. For the 2011 LTCP, the Modified ROIC component is measured on an annual basis for each fiscal year during the three-year performance period, and is calculated as follows:

net income for the fiscal year	+	pre-tax interest for the fiscal year
$429,747,000
where $429,747,000 represents the sum of (i) the Company's market capitalization as of December 31, 2010, based on the 60-day trailing average price of the Company's common stock, plus (ii) the book value of the Company's long-term debt as of December 31, 2010.
In 2012, it was determined that the Modified ROIC measure should be based on a cumulative three-year average over the performance period, rather than on a fiscal year basis, and that as permitted under the plan and as approved by the Committee, the calculation of net income for purposes of determining Modified ROIC should exclude the impact of any unrealized gains and losses on conversion option derivative liability associated with the Company's convertible bonds. Otherwise the performance measures and weightings for the performance share unit awards under the 2012 LTCP remained unchanged from 2011. The RTSR for 2012 was based on the same RTSR Peer Group that was used in 2011. The performance measures and weightings for the performance share unit awards under the 2012 LTCP were set as shown below.

2012 LTCP Performance Measures	Weighting
RTSR	50%
Three-year average Modified ROIC	50%

The Company's weighted average cost of equity and cost of debt remained as the threshold level of performance for the three-year average Modified ROIC performance measure. For 2012 the three-year average Modified ROIC can be calculated as follows:
where $570,187,000 represents the sum of (i) the Company's market capitalization as of December 31, 2011, based on the 60-day trailing average price of the Company's common stock, plus (ii) the book value of the Company's long-term debt as of December 31, 2011.
In 2013, it was determined that the performance measures and weightings for the performance share unit awards under the 2013 LTCP should remain unchanged from 2012. The RTSR for 2013 was based on the same RTSR Peer Group that was used in 2012. The performance measures and weightings for the performance share unit awards under the 2013 LTCP were set as shown below. As in 2012, the Modified ROIC measure for 2013 is based on a cumulative three-year average over the performance period, and excludes the impact of any unrealized gains and losses on conversion option derivative liability associated with the Company's convertible bonds.

2013 LTCP Performance Measures	Weighting
RTSR	50%
Three-year average Modified ROIC	50%

The performance levels for the three-year average Modified ROIC performance measure was adjusted from the prior period to take into consideration the Company's internal business plan. For 2013, the three-year average Modified ROIC can be calculated as follows:

where $596,025,000 represents the sum of (i) the Company's market capitalization as of December 31, 2012, based on the 60-day trailing average price of the Company's common stock, plus (ii) the book value of the Company's long-term debt as of December 31, 2012.

With respect to the outstanding LTCP performance share units, upon the completion of the three year performance period, the Committee will determine the extent to which the performance goals were satisfied. Each performance share unit represents a right to receive one share or its value in cash. The performance share units are paid in shares or in cash, as determined by the Committee, in March of the year that follows the end of the performance period. Unless covered by a specific change in control or severance agreement, a participant whose employment is terminated for any reason during the performance period forfeits any award. (See the “Executive Compensation and Other Information - Potential Payments Upon Termination or Change-in-Control” section described below.)

2011 LTCP Award. In 2011, to further align the LTCP award opportunity to achievement of the Company's business plan, the portion of the LTCP award previously awarded in stock options was changed to performance share units. The change resulted in a target value mix of: 67% performance share units; and 33% time-based restricted stock units.

In March 2011, target share awards and performance goals for the 2011-2013 performance period were established. To better position the annual LTCP award opportunity at market median, the Committee (or in the case of the CEO, the Board of Directors), adjusted each of Messrs. Stephens', Tiffany's and Perna's respective LTCP target award opportunity. Mr. Callan joined the Company in August 2011 and Mr. Letnich joined the Company in July 2013 and neither received a 2011 LTCP award. Mr. Garrett’s LTCP award opportunity was unchanged from 2010. The table below summarizes each named executive officer's target award opportunity as a percentage of base salary and the restricted stock unit and performance share unit award opportunity established for the 2011-2013 performance period:

2011 LTCP Awards
Name	Target award opportunity as a % of Base Salary	Restricted Stock Units (#)	Performance Share Units (#)
			Threshold	Target	Maximum
Scott J. Dolan(1)	200%	0	15,782	31,564	63,128
Scott F. Stephens	140%	8,900	8,950	17,900	35,000
Thomas L. Garrett	50%	2,200	2,200	4,400	8,800
Robert J. Perna	95%	5,000	5,050	10,100	20,200
Blain A. Tiffany	100%	5,800	5,750	11,500	23,000

(1) Mr. Dolan joined the Company on October 15, 2012. Pursuant to the terms of his employment offer letter, he received a pro-rata award of performance share units under the 2011 LTCP

Restricted stock unit awards made in conjunction with the 2011 LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles the participant to receive one share of the Company's common stock or, at the discretion of the Committee, payment may be made in cash.

With respect to performance share unit awards made in conjunction with the 2011 LTCP:

•	The threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance over the performance period; and

•
Threshold, target and maximum payouts under the Modified ROIC performance measure are based on obtaining the respective Modified ROIC performance level for any one fiscal year during the performance period. If the Modified ROIC results exceed threshold performance level for any two or more fiscal years during the performance period, then the payout will be based on the highest of the fiscal years in which threshold performance is obtained; and the award opportunity will be increased by an additional 20 percentage points, not to exceed the maximum performance opportunity shown above. The threshold, target and maximum performance levels for Modified ROIC are 13%, 14% and 17%, respectively. The Committee established the threshold level of performance equal to the Company's weighted average cost of capital (WACC). Levels of performance to attain target and maximum payouts were set consistent with the Company's internal business plan.

In February 2014, the Committee reviewed the extent to which the RTSR and Modified ROIC performance goals were satisfied for the 2011-2013 performance period and determined that the Company's performance relative to RTSR Peer Group performance was at the 30th percentile and the Modified ROIC was 10.9%. RTSR performance was between the threshold and target levels and Modified ROIC performance was below the threshold level. Based on Company performance against these performance goals, the named executive officers earned payments with respect to the performance share units as shown below, which were paid in shares of Company common stock.

Name	2011 LTCP Performance Share Units Earned
Scott J. Dolan	9,469
Scott F. Stephens	5,370
Thomas L. Garrett	1,320
Robert J. Perna	3,030
Blain A. Tiffany	2,760	(1)

(1) Mr. Tiffany's employment terminated in June 2013 and his 2011 LTCP performance share unit payout was pro-rated in connection with his termination.

2012 LTCP Award. For 2012, the Committee maintained the target value mix of the LTCP as 67% performance share units, and 33% time-based restricted stock units. Mr. Letnich joined the Company in July 2013 and did not receive a 2012 LTCP award. The table below summarizes each named executive officer's target award opportunity as a percentage of base salary and the restricted stock unit and performance share unit award opportunity established for the 2012-2014 performance period:

2012 LTCP Awards
Name	Target award opportunity as a % of Base Salary	Restricted Stock Units (#)	Performance Share Units (#)
			Threshold	Target	Maximum
Scott J. Dolan(1)	200%	—	28,812	57,624	115,248
Scott F. Stephens	140%	15,400	15,400	30,800	61,600
James R. Callan	90%	7,300	7,300	14,600	29,200
Thomas L. Garrett	50%	3,700	3,700	7,400	14,800
Robert J. Perna(2)	95%	8,700	8,700	17,400	34,800
Blain A. Tiffany(3)	90%	9,300	9,300	18,600	37,200

(1) Mr. Dolan joined the Company on October 15, 2012. Pursuant to the terms of his employment offer letter, he received a pro-rata award of performance share units under the 2012 LTCP.
(2) As a result of Mr. Perna's resignation of employment from the Company, all of his restricted stock unit and performance share unit awards under the 2012 LTCP were forfeited in January 2014.
(3) As a result of Mr. Tiffany’s termination of employment from the Company, all of his restricted stock unit and performance share unit awards under the 2012 LTCP were forfeited in June 2013.
Restricted stock unit awards made in conjunction with the 2012 LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles the participant to receive one share of the Company's common stock or, at the discretion of the Committee, payment may be made in cash.

With respect to performance share unit awards made in conjunction with the 2012 LTCP:

•	The threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance over the performance period; and

•
Threshold, target and maximum payouts under the Modified ROIC performance measure are based on obtaining the respective Modified ROIC performance levels on a cumulative three-year average basis over the performance period. The threshold, target and maximum performance levels for Modified ROIC are 13%, 14% and 17%, respectively. The Committee established the threshold level of performance equal to the Company's WACC. Levels of performance to attain target and maximum payouts were set consistent with the Company's internal business plan.

2013 LTCP Award. For 2013, the Committee maintained the target value mix of the LTCP as 67% performance share units, and 33% time-based restricted stock units. In March 2013, target share awards and performance goals for the 2013-2015 performance period were established. The table below summarizes each named executive officer's target award opportunity as a percentage of base salary and the restricted stock unit and performance share unit award opportunity established for the 2013-2015 performance period.

2013 LTCP Awards
Name	Target award opportunity as a % of Base Salary	Restricted Stock Units (#)	Performance Share Units (#)
			Threshold	Target	Maximum
Scott J. Dolan	200%	26,000	26,050	52,100	104,200
Scott F. Stephens(1)	120%	9,600	9,600	19,200	38,400
James R. Callan(2)	75%	4,020	4,025	8,050	16,100
Thomas L. Garrett	60%	2,900	2,950	5,900	11,800
Stephen J. Letnich	110%	5,900	5,900	11,800	23,600
Robert J. Perna(3)	95%	5,700	5,750	11,500	23,000
Blain A. Tiffany(4)	120%	8,400	8,400	16,800	33,600

(1) In light of other compensation actions taken in connection with Mr. Stephens’ appointment as interim CEO in 2012 and to better align his LTCP opportunity with that of other senior executives within the Company, Mr. Stephen's 2013 LTCP target award opportunity was decreased from 140% to 120% of annual base salary.

(2) In connection with Mr. Callan's role realignment in January 2013, his 2013 LTCP target award opportunity was decreased from 90% to 75% of annual base salary to better align his LTCP opportunity with that of other executives within the Company with similar job responsibilities.

(3) As a result of Mr. Perna's resignation of employment from the Company, all of his restricted stock unit and performance share unit awards under the 2013 LTCP were forfeited in January 2014.
(4) In recognition of Mr. Tiffany's promotion to Chief Commercial Officer in January 2013, his 2013 LTCP target award opportunity was increased from 90% to 120% of annual base salary. As a result of Mr. Tiffany's termination of employment from the Company, all of his restricted stock unit and performance share unit awards under the 2013 LTCP were forfeited in June 2013.

Restricted stock unit awards made in conjunction with the 2013 LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles the participant to receive one share of the Company's common stock or, at the discretion of the Committee, payment may be made in cash.
With respect to performance share unit awards made in conjunction with the 2013 LTCP:

•	The threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance over the performance period; and

•
Threshold, target and maximum payouts under the Modified ROIC performance measure are based on obtaining the respective Modified ROIC performance levels on a cumulative three-year average basis over the performance period. The threshold, target and maximum performance levels for Modified ROIC are 10%, 11.5% and 13.5%, respectively. Levels of performance to attain threshold, target and maximum payouts were set consistent with the Company's internal business plan. The Committee also took into consideration the Company's WACC in establishing the maximum level of performance.

2014 LTCP Award. As of the date of this proxy statement, plan design for the 2014 LTCP, including performance gaols for the 2014-2016 performance period, is under consideration by the Committee.

Other Awards

The Company relies principally upon the established LTCP and STIP for long-term and short-term incentives for our executive officers. In limited circumstances, the Company uses awards of restricted stock, restricted stock units and discretionary cash awards in connection with executive recruitment, for retention purposes or in recognition of executive promotions or performance.

In May 2012, the Committee approved retention awards to certain named executive officers in connection with the Company’s CEO leadership transition: Mr. Stephens received a retention award of $100,000 payable in cash upon continued employment through June 1, 2013 and 7,994 shares of restricted stock that will vest in full, assuming his continued employment, on December 31, 2014; Mr. Tiffany received a retention award of $62,500 payable in cash upon continued employment through June 1, 2013 and 4,945 shares of restricted stock that will vest in full, assuming his continued employment, on December 31, 2014; Mr. Perna received a retention award of $50,000 payable in cash upon continued employment through June 1, 2013 and 3,956 shares of restricted stock that will vest in full, assuming his continued employment, on December 31, 2014; and Mr. Callan received a retention award of $50,000 payable in cash upon continued employment through June 1, 2013 and 3,956 shares of restricted stock that will vest in full, assuming his continued employment, on December 31, 2014. All of the cash retention awards were earned and paid to the named executive officers during 2013. Each of Messrs. Perna and Tiffany forfeited their unvested restricted stock retention awards since they did not continue their employment with the Company through the December 31, 2014 vesting date.

Retirement Benefits
The Company currently maintains three pension plans: a noncontributory defined benefit pension plan covering substantially all of our salaried employees (the “Pension Plan”), an unfunded supplemental employee retirement plan (“SERP”) for our executives and senior management to restore benefits lost due to compensation and benefit limitations under the U.S. Internal Revenue Code, and a noncontributory defined benefit pension plan covering substantially all of our non-union hourly employees. The pension plans provide benefits to covered individuals satisfying certain age and service requirements. The Pension Plan and SERP provide benefits based upon an average earnings and years of service formula. As of June 30, 2008, the benefits for all participants in the Company's noncontributory defined benefit pension plans and the SERP, covering substantially all of our salaried and non-union hourly employees, were frozen.
401(k) Savings and Retirement Plan
The Company has a qualified 401(k) Savings and Retirement Plan (the “401(k) Plan”) for our employees in the United States. The named executive officers are eligible to participate in the same manner as all other employees covered by the 401(k) Plan. Eligible participants are permitted to make contributions to the plan up to limits proscribed by the Internal Revenue Code of 1986, as amended (the “Tax Code”). Beginning in 2008, in conjunction with the Company's decision to freeze its pension plans, the Company instituted a match of 50% for each dollar contributed by an employee, up to 6% of compensation, and began making an additional annual fixed contribution into employees' 401(k) accounts equal to 4% of an employee's base salary. The Company also provided additional transition credits in the form of annual contributions to the 401(k) accounts of 3% of base salary for employees at least 40 years of age with 5 years of service as of June 30, 2008; and 6% of base salary for employees at least 50 years of age with 5 years of service as of June 30, 2008. The transition credits only applied to employees who were participants in our salaried and non-union hourly employees' pension plan prior to June 30, 2008.
In connection with certain cost reduction initiatives implemented by the Company in early 2009, the 401(k) Plan was modified to suspend all contributions by the Company. In 2010, the Company's 50% matching contribution and transition credits were reinstated, while the additional annual fixed contribution remained suspended. In 2011, in lieu of the additional annual fixed contribution, the Company increased its matching contribution to 100% of each dollar contributed by an employee, up to 6% of compensation.
In 2013, the Company's contributions to the 401(k) Plan amounted to $14,800, $7,338, $15,300, $21,361, $6,646, $11,396 and $22,950 for Messrs. Dolan, Stephens, Callan, Garret, Letnich, Perna and Tiffany, respectively.
Non-Qualified Deferred Compensation
The Company maintains a Supplemental 401(k) Savings and Retirement Plan, in which key employees, including the named executive officers, are eligible to participate. This Supplemental 401(k) Plan (the “Deferred Plan”) is an unfunded, non-qualified, deferred compensation arrangement created for the Company's senior executive officers and vice presidents. The purpose of the Deferred Plan is to give participants the ability to save for retirement with additional tax-deferred funds that otherwise would have been limited due to IRS compensation and benefit limitations. All of the named executive officers participated in the Deferred Plan in 2013, except Messrs. Dolan and Letnich.
Eligible employees may elect to defer a portion of their annual base salary and STIP award until a fixed date or upon separation from service. Such elections must be made prior to the start of the calendar year immediately preceding the calendar year in which the deferral election is effective. Deferred compensation is credited to the participant's deferred compensation account on the date such compensation would otherwise have been paid to the employee.
Those participating in the Deferred Plan select from the same selection of investment funds available in the Company's 401(k) Plan (excluding the Company stock fund) for their deferral investments and are credited with the returns generated. Interest, dividends and capital gains/losses are credited on a daily basis as earned on the amount shown in each participant's deferred compensation account. All funds deferred under the plan and the notional returns generated, however, are assets of the Company. No funds are set aside in a trust or otherwise; the individual executives in the Deferred Plan are considered general unsecured creditors of the Company for payment of their Deferred Plan accounts.
Employees who wish to participate identify the amount to be deferred, the investment designation and allocation, the method by which the amounts credited to his or her deferred compensation account are to be paid, the date at which payment(s) of the amounts credited to his or her deferred compensation account is to occur, and the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the participant dies before distribution.
Beginning in 2008, the Company made matching and fixed contributions to a participant's deferred compensation account in an amount determined under the same formula as the Company's 401(k) Plan. In connection with certain cost reduction initiatives implemented by the Company in early 2009, however, the Deferred Plan was modified to suspend all contributions by the Company. Coincident with the changes to the Company's 401(k) Plan, the Company's 50% matching contribution and the transition credits were reinstated under the Deferred Plan in 2010 and, in lieu of the additional annual fixed contribution, in 2011 the Company amended the Deferred Plan to increase the matching contribution to 100% of each dollar contributed by an employee, up to 6% of compensation.
In 2013, the Company's contributions to the Deferred Plan amounted to $29,077, $10,075, $1,126, $10,794, and $11,346 for Messrs. Stephens, Callan, Garrett, Perna and Tiffany, respectively. Messrs. Dolan and Letnich did not receive any Company contributions under the Deferred Plan.
Perquisites and Other Personal Benefits
The Company provides limited perquisites to our executive officers, including the named executive officers. These include automobile usage for all named executive officers and, for certain executive officers, country club dues. The Company ceased providing the country club dues benefit by mid-2013.
The Company also maintains a Personal Excess Liability Coverage policy for each of our executive officers, including the named executive officers. This policy coordinates coverage with an executive's personal homeowner's and automobile policies. In addition, in limited circumstances a spouse may accompany an executive officer while he or she is traveling on company business, generally to industry-sponsored events. Although this occurs on a very limited basis, the reimbursement of the spouse travel expense is included in taxable compensation for the executive. Amounts and types of perquisites are shown in the footnotes to the Summary Compensation Table.
The Company also provides health and welfare benefit plans to executives under plans available to most of our employees. These include medical, dental, life insurance, and short- and long-term disability coverage.
Additional Executive Compensation Policies
Stock Ownership Guidelines
The Company maintains executive stock ownership guidelines for ownership of the Company's stock by our executive officers, including the named executive officers. The program is designed to further strengthen alignment between the interests of executive management and those of the Company's shareholders. The guidelines currently provide that executive officers reach prescribed stock ownership levels within five years of their appointment as an officer, or March 5, 2014, whichever is later. The total number of shares required to meet the prescribed stock ownership levels is recalculated on December 31 of each year, based on the executive's base salary on that date and the Company's average stock price for the 200 trading days immediately prior to that date. Unexercised, vested stock options are valued at the amount recognized by the Company for financial statement reporting purposes.
The ownership guidelines, as amended in July 2013, require the CEO to maintain common stock equivalent in value to five times his base salary and the Chief Financial Officer and Chief Commercial Officer to maintain common stock equivalent in value to three times his base salary. The ownership guideline for the other executive officers is one times their respective base salaries. Shares owned outright and beneficially, shares held in non-qualified retirement plans, performance-based shares earned but not yet paid, time-based restricted stock and restricted stock units and vested stock options count toward the ownership guidelines. Unvested stock options and unearned performance shares do not count toward satisfying these guidelines. The table below describes the ownership guidelines for each named executive officer and the number of shares owned as of December 31, 2013, as calculated in accordance with the ownership guidelines.

Name	Ownership Requirement as a % of Base Salary	Number of Shares Required	Number of Shares Owned (1)
Scott J. Dolan	500%	202,745	143,754
Scott F. Stephens	300%	74,860	86,980
Thomas L. Garrett	100%	15,214	32,923
James R. Callan	100%	16,990	14,156
Stephen J. Letnich	300%	59,888	12,405
Robert J. Perna(2)	100%	19,373	41,569

(1) Includes shares attributable to unexercised, vested stock options, valued at the amount recognized by the Company for financial statement reporting purposes.
(2) Mr. Perna resigned from the Company effective January 10, 2014.

The Committee reviews the guidelines annually and monitors each covered executive's progress toward, and continued compliance with, the approved guidelines.

Holding Restrictions

In 2010, as part of an amendment to the Company's executive stock ownership guidelines, the Committee adopted holding restrictions for restricted stock and stock options for the executive officers, including the named executive officers. The guidelines provide that until an executive fully meets his prescribed stock ownership level, the executive is required to retain a number of shares equal to 100% of the net after tax value from the vesting of restricted stock and 100% of the net after tax proceeds of an option exercise. After the prescribed stock ownership level is fully met, the executive is required to retain a number of shares equal to at least 50% of the net after tax value from the vesting of restricted stock and at least 50% of the net after tax proceeds of an option exercise for a period of six months after vesting or exercise. If an executive officer leaves the Company for any reason, the holding restrictions lapse.
Compensation Recovery Policy
The Company has adopted a policy that paid incentive compensation should be recovered by the Company to the extent such compensation would have been lower due to restated financial results. The Committee has been given the authority to calculate the amount of overpayment of any cash or equity incentive compensation and, in its sole discretion, seek to recover amounts determined to have been inappropriately received by any current or former executive of the Company.
The Policy provides that overpayments of compensation should be recovered within twelve months after an applicable restatement of financial results and shall derive from the following sources in the order shown below:

•	Deductions from future incentive compensation payments;

•	Reduction in the Company's liability for payment of any incentive compensation that an executive elected to defer until a future date; or

•	Certified check.

The recovery or attempted recovery of compensation under this policy will not limit other remedies available to the Company in the event such overpayment involved negligence or willful misconduct by an executive.

Hedging Transactions and Pledging Policy

In 2010, the Company amended its Insider Trading Policy to prohibit our directors, named executive officers, and other executive officers from (i) hedging the economic interest in the Company securities that they hold through transactions such as zero-cost collars and forward sale contracts and (ii) purchasing securities on margin, holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax and Accounting Implications of Executive Compensation
Section 162(m) of the Tax Code, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of our named executive officers with the exception of our CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. LTCP performance share awards and the STIP awards are designed to be performance based to meet the requirements of Section 162(m) so that such amounts are excluded from the $1,000,000 cap on compensation for deductibility purposes. Base salary, discretionary bonuses and restricted stock awards do not meet the requirements of performance based compensation under Section 162(m). All of the Company's incentive awards and individual incentive awards are subject to Federal income, FICA, and other tax withholding as required by applicable law.
The Committee has discretion to adjust STIP and LTCP award payments. In doing so, the Committee historically considers the requirements of Section 162(m). While the Committee generally intends to provide incentive compensation opportunities to the Company's executives in as tax-efficient a manner as possible, the Committee recognizes that from time to time it may be in the best interests of shareholders to provide a non-deductible amount.
The Company accounts for stock-based payments, including stock options, restricted stock and the LTCP performance share awards in accordance with the requirements of ASC Topic 718.
REPORT OF THE HUMAN RESOURCES COMMITTEE

The Human Resources Committee of the Company's Board of Directors has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this proxy statement. Based upon its review and discussion, the Human Resources Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in the Company's proxy statement relating to the 2014 Annual Meeting of Shareholders.
Human Resources Committee
James D. Kelly, Chairman
Reuben S. Donnelley
Patrick J. Herbert, III

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by each of the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of the Company for the fiscal years ended December 31, 2013, 2012 and 2011. Mr. Blain A. Tiffany, who served as our Chief Commercial Officer prior to his termination of employment on June 1, 2013, and Mr. Robert J. Perna, who served as our Vice President, General Counsel & Secretary, prior to his resignation of employment on January 10, 2014, are also included as named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Scott J. Dolan, President and Chief Executive Officer (7)	2013	650,000	—	1,492,372	—	201,500	—	32,956	2,376,828
	2012	112,500	60,000	2,309,801	—	137,123	—	5,671	2,625,095

Scott F. Stephens, Vice President, Chief Financial Officer and Treasurer	2013	400,000	100,000	550,272	—	124,000	—	54,809	1,229,081
	2012	379,183	50,000	616,276	—	30,000	—	40,083	1,115,542
	2011	336,767	50,000	519,586	—	120,759	—	31,288	1,058,400

James R. Callan, Vice President, Aerospace	2013	270,952	100,000	230,632	—	33,772	—	78,285	713,641
	2012	265,400	50,000	246,886	—	6,427	—	24,450	583,163

Thomas L. Garrett, Vice President, President, Total Plastics	2013	243,878	—	168,280	—	81,748	—	29,575	523,481
	2012	243,078	—	125,134	—	5,975	77,330	29,427	480,944
	2011	236,775	—	127,930	—	23,678	80,538	28,968	497,899

Stephen J. Letnich, Chief Commercial Officer (8)	2013	141,539	25,000	438,188	—	44,000	—	8,527	657,254

Robert J. Perna, Former Vice President, General Counsel & Secretary	2013	307,774	50,000	328,776	—	38,500	—	36,708	761,758
	2012	296,261	—	340,717	—	12,060	—	37,500	686,538
	2011	280,277	40,000	292,801	—	68,139	—	30,549	711,766

Blain A. Tiffany, Former Chief Commercial Officer (9)	2013	177,808	82,500	481,488	—	29,973	—	195,241	967,010
	2012	337,139	—	372,630	—	21,112	41,567	39,380	811,828
	2011	300,106	—	335,219	—	18,169	44,185	52,245	749,924

(1)
Salary and bonus represents 27.3%, 40.7%, 52.0%, 46.6%, 25.4%, 47.0% and 26.9%, of total compensation for the year 2013 for Messrs. Dolan, Stephens, Callan, Garrett, Letnich, Perna and Tiffany, respectively.

(2)
The amounts in this column include the following paid in 2013: retention bonuses for Messrs. Stephens and Perna, retention and sign on bonuses for Messrs. Callan and Tiffany and a sign on bonus for Mr. Letnich. For 2012, the amounts in this column (i) for Mr. Dolan reflects a sign-on bonus in connection with his hiring in October 2012, (ii) for Mr. Stephens reflects a bonus in connection with his appointment as Interim Chief Executive Officer in May 2012, and (iii) for Mr. Callan reflects the first of two installments of his signing bonus.

(3)
The amounts reported in this column reflect the aggregate grant date fair value of stock-based awards (other than stock options) granted in the year computed in accordance with FASB ASC Topic 718, except that in compliance with SEC requirements, for awards that are subject to performance conditions, we reported the value at the grant date based upon the probable outcome of such conditions. These amounts are not paid or realized by the officer. The grant date fair values of each individual stock based award in 2013 are set forth in the “Grant of Plan Based Awards - Fiscal Year 2013” table below. Additional information about these values is included in Note 11 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and is incorporated herein by reference.

For 2013, the amounts in this column include the grant date fair value of performance share unit awards under the 2013-2015 LTCP based upon achievement of target level of performance, in the following amounts: Mr. Dolan - $1,068,832; Mr. Stephens - $393,888; Mr. Callan - $165,146; Mr. Garrett - $121,039; Mr. Letnich - $242,077; Mr. Perna - $235,923 and Mr. Tiffany - $344,652. The grant date value of those performance share unit awards assuming maximum performance level, if achieved, would be as follows: Mr. Dolan - $2,137,663; Mr. Stephens - $787,776; Mr. Callan - $330,292; Mr. Garrett - $242,077; Mr. Letnich - $484,154; Mr. Perna - $471,845 and Mr. Tiffany - $689,304. For Mr. Letnich, the amounts in this column include an award of 6,281 shares of restricted stock upon commencement of his employment with the Company.

For Mr. Dolan, the amounts in this column for 2012 also include the following: (i) the grant date fair value of performance share unit awards under the 2010-2012 LTCP and the 2011-2013 LTCP based upon achievement of target level of performance, in the amount of $15,479 and $334,894, respectively, which awards were granted to Mr. Dolan in connection with his hiring on October 15, 2012. The grant date value of those performance share unit awards assuming maximum performance level, if achieved, would be $30,958 and $669,788, respectively; and (ii) the grant date fair value of restricted stock units (RSUs) granted as Mr. Dolan’s inducement award under the applicable NYSE rules in connection with his hiring on October 15, 2012. Such RSUs vest in equal installments on each of the first four anniversaries of the date on which they were awarded.

For Messrs. Stephens, Tiffany, Perna and Callan, the amounts in this column for 2012 also include the grant date fair value of restricted stock units granted in connection with retention awards in the amount of $95,448, $58,104, $46,483 and $46,483, respectively, which restricted stock units vest on December 31, 2014.

(4)	Reflects the cash awards under the Company’s STIP (amounts earned during the applicable fiscal year but paid after the end of that fiscal year).

(5)
Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP determined using assumptions consistent with those used in the Company’s financial statements. As described in more detail below under “Pension Benefits - Fiscal Year 2013,” pension accruals ceased for all named executive officers in 2008, and named executive officers hired after that date are not eligible for coverage under any pension plan. Accordingly, the amounts reported for the named executive officers do not reflect additional accruals but reflect the fact that each of them is one year closer to “normal retirement age” as defined under the terms of the Pension Plan and SERP as well as changes to other actuarial assumptions. For 2013, there was an actuarial decrease in the present value of the named executive officers’ benefits under the Pension Plan and the SERP for Mr. Garrett and Mr. Tiffany in the amount of $64,505 and $32,795, respectively.

(6)	The amounts shown are detailed in the supplemental “All Other Compensation Table- Fiscal Year 2013” below.

(7)	Mr. Dolan’s date of hire was effective October 15, 2012.

(8)	Mr. Letnich joined the Company in July 2013.

(9)	Mr. Tiffany’s employment terminated in June 2013.

All Other Compensation Table - Fiscal Year 2013
The table below provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

	401(k) Plan Company Matching and Fixed Contributions(1) ($)	Deferred Plan Company Matching and Fixed Contributions(2) ($)	Severance Payments(3) ($)	Relocation Expense Reimbursement ($)	Miscellaneous(4) ($)	Total All Other Compensation ($)
Scott J. Dolan	14,800	0	0	0	18,156	32,956
Scott F. Stephens	7,338	29,077	0	0	18,394	54,809
James R. Callan	15,300	10,075	0	47,656	5,254	78,285
Thomas L. Garrett	21,361	1,126	0	0	7,088	29,575
Stephen J. Letnich	6,646	0	0	0	1,881	8,527
Robert J. Perna	11,396	10,794	0	0	14,518	36,708
Blain A. Tiffany	22,950	11,346	148,700	0	12,245	195,241

(1)	Represents Company matching and fixed contributions under the Company’s 401(k) Profit Sharing Plan.

(2)	Represents Company matching and fixed contributions under the Company’s Deferred Plan.

(3)	Represents severance payment in the amount of $148,750 paid to Mr. Tiffany.

(4)
Includes the cost, including insurance, fuel and lease payments, of a Company-provided automobile, Company-paid life insurance and excess personal liability insurance premiums and a cellular telephone allowance. Also includes (i) for Messrs. Dolan, Stephens, Callan, Garrett and Tiffany, country club dues reimbursement, (ii) for Messrs. Dolan and Callan, reimbursement of travel and other event related expenses associated with attendance at Company and industry events to which family members were invited, (iii) for Mr. Dolan, domestic partner health insurance premiums and (iv) for Mr. Tiffany, a payment made to correct payroll processing errors.

Grants of Plan-Based Awards - Fiscal Year 2013

The following table sets forth plan-based awards granted to named executive officers during 2013. All awards were granted under our 2008 Omnibus Incentive Plan, except for restricted stock unit awards granted to Mr. Dolan upon his appointment as President and Chief Executive Officer on October 15, 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards(4)($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott J. Dolan	3/7/13	0	650,000	1,300,000
	3/7/13				26,050	52,100	104,200		1,068,832
	3/7/13							26,000	423,540
Scott F. Stephens	3/6/13	0	400,000	800,000
	3/6/13				9,600	19,200	38,400		393,888
	3/6/13							9,600	156,384
James R. Callan	3/6/13	0	108,941	217,882
	3/6/13				4,025	8,050	16,100		165,146
	3/6/13							4,020	65,486
Thomas L. Garrett	3/6/13	0	97,551	195,102
	3/6/13				2,950	5,900	11,800		121,039
	3/6/13							2,900	47,241
Stephen J. Letnich	7/24/13	0	176,000	352,000
	7/24/13				5,900	11,800	23,600		242,077
	7/24/13							5,900	96,111
	7/24/13							6,281(5)	100,000
Robert J. Perna	3/6/13	0	124,223	248,446
	3/6/13				5,750	11,500	23,000		235,923
	3/6/13							5,700	92,853
Blain A. Tiffany	3/6/13	0	232,050	464,100
	3/6/13				8,400	16,800	33,600		344,652
	3/6/13							8,400	136,836

(1)
These columns show the range of potential payouts for 2013 performance under the Company’s STIP described in the section titled “Short Term Incentive Compensation” in the Compensation Discussion and Analysis. In addition, each award is subject to a Performance Modifier equal to a 20% increase for superior performance or a 40% decrease for sub-par performance of individual performance metrics. The incentive payment for 2013 performance has been made as shown in the Summary Compensation Table.

(2)	Reflects the award of performance share units under the 2013-2015 LTCP, which is described in the section titled "Long Term Incentive Compensation" in the Compensation Discussion and Analysis.

(3)	Reflects the award of restricted stock units under the 2013-2015 LTCP, which is described in the section titled "Long Term Incentive Compensation" in the Compensation Discussion and Analysis.

(4)
The amounts shown do not reflect realized compensation by the named executive officers. The amounts shown represent the value of the performance share units and restricted stock units granted to the named executive officers based on the grant date fair value of the awards as determined in accordance with FASB ASC Topic 718. The performance share unit awards are reflected at the target payout level. If the performance share unit awards were reflected at maximum payout levels, the totals in this column for the performance share units would be as follows: Mr. Dolan - $2,137,663; Mr. Stephens - $787,776; Mr. Callan - $330,292; Mr. Garrett - $242,077; Mr. Perna - $471,845 and Mr. Tiffany - $689,304.

(5)	Represents restricted stock unit award made to Mr. Letnich upon commencement of his employment with the Company.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information on the holdings of stock options and stock awards by our named executive officers as of the end of 2013.

Name	Option Awards				Stock Awards
					Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
	Number of Securities Underlying Un-exercised Options (#) Exercisable	Number of Securities Underlying Un-exercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott J. Dolan	—	—	—	—	84,869	1,253,515	109,724	1.620,623
Scott F. Stephens	25,500	—	12.79	3/18/18	32,994	487,321	50,000	738,500
James R. Callan	—	—	—	—	15,276	225,627	22,650	334,541
Thomas L. Garrett	6,300	—	12.79	3/18/18	6,600	97,482	13,300	196,441
Stephen J. Letnich	—	—	—	—	12,181	179,913	11,800	174,286
Robert J. Perna	—	—	—	—	18,356	271,118	28,900	426,853
Blain A. Tiffany	—	—	—	—	—	—	—	—

(1)
Of the total shares reported for Mr. Dolan, 58,869 will vest in 25% increments on each of October 15, 2014, October 15, 2015 and October 15, 2016 and 26,000 will vest of December 31, 2015. Of the total shares reported for Mr. Stephens, 23,394 will vest on December 31, 2014 and 9,600 will vest on December 31, 2015. Of the total shares reported for Mr. Callan, 11,256 will vest on December 31, 2014 and 4,020 will vest on December 31, 2015. Of the total shares reported for Mr. Garrett, 3,700 will vest on December 31, 2014 and 2,900 will vest on December 31, 2015. Of the total shares reported for Mr. Perna, 12,656 will vest on December 31, 2014 and 5,700 will vest on December 31, 2015. Of the total shares reported for Mr. Letnich, 5,900 will vest on December 31, 2015 and 6,281 will vest on July 24, 2016.

(2)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2013 by the number of shares of stock.

(3)
Reflects performance share units at the target payout level under the 2012-2014 LTCP and the 2013-2015 LTCP, both of which are described in the section titled “Long Term Incentive Compensation” of the Compensation Discussion and Analysis.

(4)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2013 by the number of performance share units.

Option Exercises and Stock Vested - Fiscal Year 2013

The table below describes for each named executive officer the amount of stock options exercised during 2013, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized by the executive before the payment of any applicable withholding tax based on the fair market value (or closing market price) of our common stock on the date of the exercise or vesting, as applicable.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)		Value Realized on Vesting ($)
Scott J. Dolan	—	—	21,682	(2)	322,182
Scott F. Stephens	—	—	18,604	(3)	289,531
James R. Callan	—	—	—		—
Thomas L. Garrett	—	—	4,570	(4)	71,101
Stephen J. Letnich	—	—	—		—
Robert J. Perna	13,200	17,029	10,000	(5)	155,300
Blain A. Tiffany	17,600	87,532	6,630	(6)	108,003

(1)
Amounts in this column include restricted stock and restricted stock units that vested and/or were surrendered to the Company in satisfaction of tax withholdings due upon receipt of restricted stock and restricted stock units that vested on each of March 6, 2013 (except for in the case of Mr. Dolan, whose shares vested on March 7, 2013) and December 31, 2013. The market price of our common stock was $16.29 on March 6, 2013, $16.76 on March 7, 2013 and $14.77 on December 31, 2013.

(2)	Includes 647 shares withheld from Mr. Dolan to satisfy tax withholdings at a value of $10,540. Mr. Dolan has not sold any of the remaining shares he acquired upon vesting.

(3)	Includes 5,991 shares withheld from Mr. Stephens to satisfy tax withholdings at a value of $93,339. Mr. Stephens has not sold any of the remaining shares he acquired upon vesting.

(4)	Includes 1,524 shares withheld from Mr. Garrett to satisfy tax withholdings at a value of $24,237. Mr. Garrett has not sold any of the remaining shares he acquired upon this vesting.

(5)	Includes 3,354 shares withheld from Mr. Perna to satisfy tax withholdings at a value of $52,247.

(6)	Includes 2,824 shares withheld from Mr. Tiffany to satisfy tax withholdings at a value of $46,003.

Pension Benefits - Fiscal Year 2013

The table below describes for each named executive officer the number of years of credited service and the estimated present value of the accumulated benefit under the Pension Plan and the SERP. Messrs. Dolan, Stephens, Perna, Callan and Letnich are not eligible to receive benefits under the Pension Plan or the SERP, as the Company ceased benefit accruals under these plans prior to the commencement of their employment with the Company. Under the Pension Plan and the SERP, the benefits are computed on the basis of straight-life annuity amounts. No payments of pension benefits were made to any of the named executive officers in 2013. The Company does not have a policy of granting extra pension service. For a description of the Company’s Pension Plan and SERP see the “Retirement Benefits” and “401(k) Savings and Retirement Plan” section of the Compensation Discussion and Analysis.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)(2) ($)
Thomas L. Garrett	Salaried Employees Pension Plan	12.5	276,721
	Supplemental Pension Plan	12.5	71,424
Blain A. Tiffany	Salaried Employees Pension Plan	7.75	164,015
	Supplemental Pension Plan	7.75	42,700

(1)
The material assumptions used for this calculation are as described in Footnote 5 to the Company’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and are incorporated herein by reference.

(2)	Contributions and benefits under the Company’s Salaried Employee Pension Plan and Supplemental Pension Plan were frozen as of June 30, 2008.

Nonqualified Deferred Compensation - Fiscal Year 2013

The table below provides information on the non-qualified deferred compensation plan that our named executive officers participated in during 2013. Messrs. Dolan and Letnich did not participate in the non-qualified deferred compensation plan in 2013. For a description of the Company’s non-qualified deferred compensation plan see the “Non-Qualified Deferred Compensation” section of the Compensation Discussion and Analysis.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Scott F. Stephens	62,000	29,077	68,693	—	462,645
James R. Callan	8,705	10,075	1,900	—	25,657
Thomas L. Garrett	1,985	1,126	20,741	—	143,949
Robert J. Perna	19,483	10,794	18,980	—	176,722
Blain A. Tiffany	4,054	11,346	5,965	75,801	—

(1)
Executive contributions represent deferral of base salary and bonus paid during 2013, which amounts are also disclosed in the 2013 Salary column and the 2013 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	All Company contributions to the Deferred Plan in 2013 are included as compensation in the 2013 Other Compensation column of the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

The amount of compensation payable to each of the named executive officers upon voluntary termination, involuntary termination for or not for cause, involuntary termination in the event of a change in control, death, disability or retirement are shown in the “Estimated Cash Payments Upon Termination” table of this proxy statement. The amounts shown assume that such termination was effective December 31, 2013, are based on the terms of the applicable plans and agreements that were in effect on December 31, 2013, and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts of payments and benefits can only be determined at the time the relevant termination event occurs.

To assure stability and continuity of management, we entered into severance and change in control agreements (collectively, the “Executive Severance Agreements”) with each of our executive officers. In addition, in connection with Mr. Dolan’s hiring in October 2012 as our President and Chief Executive Officer, the Company entered into an employment offer letter (the “CEO Employment Agreement”) with Mr. Dolan, which contains certain terms regarding the amount of compensation payable in the event of termination. In consideration of the payments that the executive officer may be entitled to receive under the Executive Severance Agreements, the executive officers agree to comply with restrictive covenants, such as confidentiality, non-disparagement, non-compete, and non-solicit during employment and for 12 months following any termination. In addition, the executive officers are required to sign a waiver and release at the time of termination.

Summary of the Circumstances, Rights and Obligations Attendant to Each Type of Termination

•
Voluntary (without Good Reason) and Involuntary (for Cause) Termination: An executive officer may terminate his or her employment at any time and we may terminate an executive officer at any time pursuant to our “at will” employment arrangements with our executive officers. We are not obligated to provide the executive with any additional or special compensation or benefits upon a voluntary termination (without Good Reason (as defined below)) by the executive or involuntary (for Cause (as defined below)) termination by us. All compensation, bonuses, benefits, and perquisites cease upon a voluntary termination (without Good Reason) by the executive or involuntary (for Cause) termination by us. In general, in the event of either such termination, an executive officer would:

	•	Be paid the value of unused vacation;
	•	Not be eligible for an annual STIP payment, if the termination occurred prior to fiscal year end;
	•	Not be able to exercise vested stock options following a voluntary termination;
	•	Forfeit any unvested cash-based retention awards;
	•	Forfeit any unvested stock options;
	•	Forfeit any unvested time-based restricted stock and restricted stock units; and
	•	Forfeit any unvested performance share units.

As defined in the Executive Severance Agreements, “Cause” generally means the reason for the executive’s involuntary termination of employment was (i) conviction of, or entry of a plea of guilty or nolo contendere to, a felony; (ii) engagement in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, the executive’s credibility and reputation no longer conform to the standard of the Company’s executives; (iii) willful misconduct that, in the reasonable judgment of the Company, results in a demonstrateable and material injury to the Company or its affiliates; (iv) willful and continued failure (other than a failure due to mental or physical illness) to perform assigned duties, provided that such assigned duties are consistent with the job duties of the executive and such failure is not cured within 30 days after notice from the Company; or (v) material breach of the Executive Severance Agreement, provided that such breach is not cured within 30 days after notice of such breach from the Company.

The executive officer would not receive any cash severance in the event of either a voluntary (without Good Reason) or involuntary (for Cause) termination of employment.

•	Retirement and Early Retirement: If an executive officer terminates employment due to retirement, then the officer would generally be eligible to receive:
	•	The value of unused vacation;
	•	Monthly income from any defined benefit pension plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans;
	•	Lump sum distributions from any defined contribution plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans;
•
Pro-rata annual STIP award for the number of days of fiscal year eligible participation which is based upon actual results and will only be paid if and at the same time that the Company pays STIP awards;

	•	Forfeit any unvested cash-based retention awards;
	•	Forfeit any unvested time-based restricted stock and restricted stock units; and
	•	Forfeit any unvested performance share units.

Retirement and early retirement are defined in the respective plans in which the executive officer participates. In addition, if an executive meets the “qualified retirement” definition under the 2008 Omnibus Incentive Pan and holds outstanding stock options, he or she may exercise those stock options to the extent that those stock options are exercisable or become exercisable in accordance with their terms within three years following retirement.

•
Involuntary Not For Cause Termination or Good Reason Termination: If the employment of an executive officer is terminated due to either an involuntary termination by us without Cause or a Good Reason termination by the executive, in each case before the date of a Change in Control (as defined in the Executive Severance Agreement), then the executive would generally be eligible to receive the following:

•
An amount equal to one-hundred percent (100%) of the executive’s annual base salary in effect at the time of termination; in the case of Mr. Dolan, an amount equal to one-hundred and fifty percent (150%) of the sum of (i) the executive’s annual base salary in effect at the time of termination and (ii) the executive’s annual STIP Award at target level;

•
Pro-rata annual STIP award for the number of days of fiscal year eligible participation which is based upon actual results and will only be paid if and at the same time that the Company pays STIP awards to active employees;

•
Continued health insurance for the 18-month period following termination; provided that for the first 12 month period, the Company shall pay for such coverage and for the remaining period, the executive officer shall pay for such coverage on a monthly cost of coverage basis;

	•	Continued use of the Company-owned or leased automobile for the 12-month period following termination;
	•	In the case of Mr. Dolan, outplacement services for the 12-month period following termination;
	•	A lump sum cash payment equal to the value of unused vacation;
•
Such pension and post-retirement health and life insurance benefits due to the executive officer upon his termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued and/or provided;

	•	The right to exercise vested stock options for three months following termination;
	•	Forfeit any unvested stock options and any unvested time-based restricted stock or restricted stock units, other than retention awards;
	•	Acceleration of the vesting of retention awards;
•
For unvested performance share units under the LTCP for which the date of termination precedes the end of the performance period by less than one year, pro-rata payout for the number of days of performance period eligible participation which is based upon actual results and will only be paid if and at the same time that the Company pays LTCP awards to active employees; and

	•	Forfeit any unvested performance share units under the LTCP for which the date of termination precedes the end of the performance period by one year or more.

As defined in the Executive Severance Agreement, “Good Reason” generally means the executive officer’s termination of his or her employment as a result of any of the following events: (i) we reduce the executive officer’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction for all of the Company’s executive officers as a group (determined as of the date immediately before the date on which the executive officer becomes subject to such material reduction) nor results from a deferral of the executive officer’s base; (ii) a material diminution in the executive’s authority (including, but not limited to, the budget over which the executive retains authority), duties, or responsibilities within the Company; (iii) a material change in the geographic location at which the executive must perform services for the Company more than fifty (50) miles; or (iv) any other action or inaction that constitutes a material breach by the Company of the Executive Severance Agreement or the CEO Employment Agreement.

•
Termination Related to a Change in Control: If the employment of an executive officer is involuntarily terminated for any reason other than for Cause or if a “Good Reason” termination (as described below) occurs after a change-in-control, the executive officer would generally be eligible to receive the following:

•
An amount equal to one-hundred to two-hundred percent (100% -200%) of the executive’s annual base salary in effect at the time of termination; or in the case of Mr. Dolan, an amount equal to two-hundred percent (200%) of the sum of (i) the executive’s annual base salary in effect at the time of termination and (ii) the executive’s annual STIP Award at target level (the “Severance Pay”);

•
Pro-rata annual STIP award for the number of days of fiscal year eligible participation which is based upon actual results and will only be paid if and at the same time that the Company pays STIP awards to active employees;

•
Continued health insurance for the 18-month period following termination; provided that for the first 12 month period, the Company shall pay for such coverage and for the remaining 6-month period, the executive officer shall pay for such coverage on a monthly cost of coverage basis;

	•	Continued use of the Company-owned or leased automobile for the 12-month period following termination;
	•	In the case of Mr. Dolan, outplacement services for the 12-month period following termination;
	•	A lump sum cash payment equal to the value of unused vacation;
•
Such pension and post-retirement health and life insurance benefits due to the executive officer upon his termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued and/or provided;

	•	Acceleration of the vesting of retention awards;
	•	The right to exercise vested stock options for three months following termination;
•
Acceleration of the vesting of unvested stock options and any unvested time-based restricted stock or restricted stock units, provided that upon a change-in-control, if and to the extent such unvested stock options, restricted stock or restricted stock units is not converted into common stock of the acquirer or if such common stock of the acquirer is not listed on a national securities exchange, then such award shall immediately vest as of the change-in-control and payment in respect of such award shall be made in cash, based on the value per share of the Company’s common stock provided to stockholders generally in connection with the change-in-control (or if none, based on the closing market price of a share of the Company’s common stock on the date of a change-in-control); and

•
Acceleration of the vesting of unvested performance share units under the LTCP, and pro-rata payout immediately upon a change-in-control for the number of days of performance period eligible participation which is based upon actual results as of the end of the completed calendar month immediately preceding the change-in-control (with any cumulative performance measures prorated on a straight line basis through such date), and payment in respect of such award shall be made in cash, based on the value per share of the Company’s common stock provided to stockholders generally in connection with the change-in-control (or if none, based on the closing market price of a share of the Company’s common stock on the date of a change-in-control).

As defined in the Executive Severance Agreement, “Good Reason” in connection with a termination related to a change-in-control generally means the executive officer’s termination of his or her employment as a result of any of the following events: (i) we reduce the executive officer’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction for all of the Company’s executive officers as a group (determined as of the date immediately before the date on which the executive officer becomes subject to such material reduction) nor results from a deferral of the executive officer’s base; (ii) we fail to continue in affect any plan in which the executive participates immediately prior to the change-in-control which is material to the executive’s total compensation, unless an applicable arrangement (embodied in an ongoing substitute plan) has been made, or we failed to continue the executive’s participation therein (or in such substitute plan) on a basis no less favorable to the executive’s then-current peers as a group (determined as of the date immediately prior to the change-in-control); (iii) a demotion in position (including a decrease in organizational level) or a material diminution in the executive’s authority (including, but not limited to, the budget over which the executive retains authority), duties, or responsibilities within the Company; (iv) a material change in the geographic location at which the executive must perform services for the Company more than fifty (50) miles; or (v) any other action or inaction that constitutes a material breach by the Company of the Executive Severance Agreement or the CEO Employment Agreement.

The table below states the multiplier of the annual base salary, or in the case of Mr. Dolan, the sum of annual base salary plus STIP award at target level (bonus) used in the named executive officer’s severance formula under involuntary not for Cause or Good Reason termination and change-in-control provisions.

Name	Multiplier - Involuntary Not for Cause or Good Reason Termination	Multiplier - Change in Control
Scott J. Dolan	150%	200%
Scott F. Stephens	100%	200%
James R. Callan	100%	100%
Thomas L. Garrett	100%	100%
Stephen J. Letnich	100%	100%
Robert J. Perna	100%	200%
Blain A. Tiffany	100%	100%

•	Change in Control Without Termination: Upon a change in control, without termination of employment, an executive officer would generally be eligible to receive the following:
	•	Acceleration of the vesting of retention awards;
•
Acceleration of the vesting of unvested stock options and any unvested time-based restricted stock or restricted stock units, provided that upon a change-in-control, if and to the extent such unvested stock options, restricted stock or restricted stock units is not converted into common stock of the acquirer or if such common stock of the acquirer is not listed on a national securities exchange, then such award shall immediately vest as of the change-in-control and payment in respect of such award shall be made in cash, based on the value per share of the Company's common stock provided to stockholders generally in connection with the change-in-control (or if none, based on the closing market price of a share of the Company's common stock on the date of a change-in-control); and

•
Acceleration of the vesting of unvested performance share units under the LTCP, and pro-rata payout immediately upon a change-in-control for the number of days of performance period eligible participation which is based upon actual results as of the end of the completed calendar month immediately preceding the change-in-control (with any cumulative performance measures prorated on a straight line basis through such date), and payment in respect of such award shall be made in cash, based on the value per share of the Company's common stock provided to stockholders generally in connection with the change-in-control (or, if none, based on the closing market price of a share of the Company's common stock on the date of a change-in-control).

•
Disability and Death: If an executive officer is disabled and is prevented from working for pay or profit in any job or occupation, he or she may be eligible for our salaried employee disability benefit program which provides for short-term and long-term disability (“LTD”) benefits. Our executive officers are not covered under a separate program. While covered under LTD, an executive officer is eligible for 60 percent of his or her base salary reduced (or offset) by other sources of income, such as social security disability, up to a maximum payment of $10,000 per month. In the event of a total and permanent disability as defined by this program, an executive officer may exercise outstanding stock options any time within three years after such termination. Other than for Mr. Dolan, in the event an executive officer has unvested restricted stock, restricted stock units or performance share units, such restricted stock, restricted stock units or performance share units will forfeit.

In the event of an executive officer’s death, other than for Mr. Dolan, all unvested stock options, restricted stock, restricted stock units and performance share units, will forfeit. The executive officer’s beneficiary will receive surviving spouse benefits under the defined benefit and defined contribution plans solely to the extent provided in those plans. The executive will receive a pro-rata annual STIP award for the number of days of fiscal year eligible participation which is based upon actual results and will only be paid if and at the same time that the Company pays STIP awards to active employees.

For Mr. Dolan, in the event of his death or if he is unable to render services of substantially the kind and nature required to be rendered as a chief executive officer due to illness or other disability for 60 consecutive days, or shorter periods aggregating at least 180 days within any 12 month period, or, if longer, the elimination period under the Company’s LTD program and his employment is terminated, he would be receive:

•
Pro-rata annual STIP award for the number of days of fiscal year eligible participation which is based upon actual results and will only be paid if and at the same time that the Company pays STIP awards to active employees;

•
Pro-rata vesting (based on the number of months of employment during the vesting period) of each then-outstanding and unvested stock option or time-based restricted stock or restricted stock unit awards; and

•
Pro-rata payout for unvested performance share unit awards under the LTCP for the number of days of performance period eligible participation which is based upon actual results and will only be paid if and at the same time that the Company pays LTCP awards to active employees.

The table below shows the estimated cash payments that our named executive officers would receive if their employment were terminated under various circumstances based on the terms of the plans and agreements that were in effect as of December 31, 2013.

Estimated Cash Payments Upon Termination or Change in Control
Name	Total ($)
Scott J. Dolan
Involuntary Not for Cause Termination or Good Reason Termination	2,322,869
Change in Control (Involuntary Not for Cause Termination or Good Reason Termination)	5,255,396
Change in Control without Termination	2,422,384
Disability(1)	1,678,724
Death(2)	1,558,724
Voluntary (without Good Reason) and Involuntary (for Cause) Termination	0
Scott F. Stephens
Involuntary Not for Cause Termination or Good Reason Termination	643,704
Change in Control (Involuntary Not for Cause Termination or Good Reason Termination)	2,186,349
Change in Control without Termination	1,221,960
Disability(1)	120,000
Death(2)	124,000
Voluntary (without Good Reason) and Involuntary (for Cause) Termination	0
James R. Callan
Involuntary Not for Cause Termination or Good Reason Termination	333,217
Change in Control (Involuntary Not for Cause Termination or Good Reason Termination)	773,922
Change in Control without Termination	440,705
Disability(1)	120,000
Death(2)	33,772
Voluntary (without Good Reason) and Involuntary (for Cause) Termination	0
Thomas L. Garrett
Involuntary Not for Cause Termination or Good Reason Termination	350,425
Change in Control (Involuntary Not for Cause Termination or Good Reason Termination)	618,014
Change in Control without Termination	287,085
Disability(1)	120,000
Death(2)	81,748
Voluntary (without Good Reason) and Involuntary (for Cause) Termination	0
Stephen J. Letnich
Involuntary Not for Cause Termination or Good Reason Termination	338,132
Change in Control (Involuntary Not for Cause Termination or Good Reason Termination)	671,130
Change in Control without Termination	282,998
Disability(1)	120,000
Death(2)	42,674
Voluntary (without Good Reason) and Involuntary (for Cause) Termination	0
Robert J. Perna(3)
Involuntary Not for Cause Termination or Good Reason Termination	430,061
Change in Control (Involuntary Not for Cause Termination or Good Reason Termination)	1,358,804
Change in Control without Termination	662,939
Disability(1)	120,000
Death(2)	38,509
Voluntary (without Good Reason) and Involuntary (for Cause) Termination	0

(1)
This amount includes $120,000, which is the maximum annual amount payable under LTD, and is not offset by other sources of income, such as social security. Payments under LTD would continue over the term of the disability.

(2)
Surviving spouse benefits are payable under the applicable pension plan. Mr. Tiffany is a participant in the defined benefit pension plan that provides surviving spouse benefits. Messrs. Dolan, Stephens and Perna participate in our defined contribution plans.

(3) Mr. Perna resigned from the Company effective January 10, 2014.
Mr. Tiffany’s employment with the Company terminated in June 2013. In connection with his termination of employment, Mr. Tiffany received a severance payment of $148,750.

Equity Compensation Plan Information

This table provides information regarding the equity authorized for issuance under our equity compensation plans as of December 31, 2013.

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,600,546	(2)	$12.89	(3)	1,294,253
Equity compensation plans not approved by security holders(4)	87,461		N/A	(5)	N/A(6)
Total	1,688,007		N/A		1,294,253

(1)	This table does not include information regarding the Company’s 401(k) Plan.

(2)
This number represents the gross number of underlying shares of common stock associated with outstanding stock options, restricted stock units and equity performance share award units granted under the Company’s 1995 Directors Stock Option Plan (“1995 Plan”), 1996 Restricted Stock and Stock Option Plan (“1996 Plan”), 2000 Restricted Stock and Stock Option Plan (“2000 Plan”), 2004 Restricted Stock, Stock Option and Equity Compensation Plan (“2004 Plan”), and 2008 Omnibus Incentive Plan (“2008 Plan”, and, collectively, the “Plans”). As of December 31, 2013, 143,800 stock options awards remain outstanding for shares of common stock reserved for issuance under the Plans, and 298,010 restricted stock units and 1,158,736 equity performance share units remain outstanding for shares of common stock reserved for issuance under the Plans. The number of equity performance share units outstanding represents the maximum number of shares to be awarded under the Company’s Long-Term Compensation Plans for the 2011-2013, 2012-2014 and 2013-2015 performance periods.

(3)
Equity performance share award and restricted share units granted under the 2008 Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis based on actual performance compared to target goals or upon vesting. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(4)
The 1986 Directors Deferred Compensation Plan (“Directors Plan”) was not approved by the stockholders. Below is a brief description of the material features of the Directors Plan, but is qualified in its entirety by the text of such plan. We also granted 78,492 restricted stock units to Mr. Scott J. Dolan upon his appointment as President and Chief Executive Officer of the Company on October 15, 2012. As of December 31, 2013, 19,623 of Mr. Dolan’s restricted stock units are vested. These restricted stock units were a non-plan grant made under NYSE inducement grant rules.

Under the Directors Plan, a director may elect to defer receipt of up to 100% of his or her cash retainer and meeting fees. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Fees deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such fees would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the stock equivalent unit account may be in shares of Company common stock or in cash as designated by the director. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, the number of shares to be distributed will equal the number of full stock equivalent units held in the director’s account. As of December 31, 2013, there were 28,592 shares reserved for issuance under the Directors Plan.

(5)
The stock equivalent units granted under the Directors Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis or in cash. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(6)	There is no limit on the number of securities representing stock equivalent units remaining available for issuance under the Directors Plan.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

The Company will provide a copy of its Annual Report to any stockholder requesting a copy in writing. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (not including exhibits and documents incorporated by reference), are available without charge to stockholders upon written request to the Company at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary.

STOCKHOLDER PROPOSALS

In order for proposals by stockholders to be considered for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2015 annual meeting of stockholders, Maryland Law, the Company’s Bylaws, and SEC and NYSE rules require that any stockholder proposals must be received no later than November 13, 2014. In addition, the Company’s Bylaws require a stockholder who wishes to propose a nominee for election as a director or any other business matter for consideration at the 2015 annual meeting of stockholders to give advance written notice to the Company between December 25, 2014 and January 24, 2015.

A.M. CASTLE & CO.
ATTN: SCOTT F. STEPHENS
1420 KENSINGTON ROAD, SUITE 220
OAK BROOK, ILLINOIS 60523

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Terrence J. Keating 02 James D. Kelly 03 John McCartney

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: This proxy confers discretionary authority for the proxy holders to vote on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

0000193928_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report for the year ended December 31, 2013, Notice of Annual Meeting & Proxy Statement is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
A.M. CASTLE & CO.
Annual Meeting of Stockholders on April 24, 2014

The undersigned, revoking all prior proxies, hereby constitutes and appoints Scott F. Stephens and Jeffrey S. Torf, and each of them, his true and lawful agents and proxies with full power of substitution in each, to attend the Annual Meeting of Stockholders of A.M. Castle & Co. to be held at the office of the Company, 1420 Kensington Road, Suite 220, Oak Brook, Illinois at 10:00 a.m., Central Daylight Savings Time, on Thursday, April 24, 2014, and at any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. THIS PROXY WILL BE VOTED IN THE DISCRECTION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side

0000193928_2 R1.0.0.51160